Filed Pursuant to Rule 424(b)(3)

Registration No. 333-221709

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 6, 2017)

22,638,553 Shares

6,062,500 Warrants

This Prospectus Supplement supplements the prospectus dated December 6, 2017 (as supplemented to date, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-221709). The Prospectus and this prospectus supplement relate to the disposition from time to time of up to 22,638,553 shares of our common stock and up to 6,062,500 warrants, which are held or may be held by the selling securityholders named in the Prospectus. We will not receive any proceeds from the sale of our securities offered by the selling securityholders under the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Current Report on Form 8-K

On June 18, 2018, we filed a Current Report on Form 8-K with the Securities and Exchange Commission. The portion of the text of such Form 8-K that is treated as “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is attached hereto.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. In reviewing the Prospectus and this prospectus supplement, you should carefully consider the matters described under the heading “Risk Factors” beginning on page 5 of the Prospectus.

You should rely only on the information contained in the Prospectus, this prospectus supplement or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 20, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2018 (June 18, 2018)

RIMINI STREET, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37397	36-4880301
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3993 Howard Hughes Parkway, Suite 500

Las Vegas, NV 89169

(Address of principal executive offices) (Zip Code)

(702) 839-9671
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

Securities Purchase Agreement

On June 18, 2018, Rimini Street, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with several accredited investors (the “Purchasers”) for a private placement (the “Private Placement”) of shares of the Company’s 13.00% Series A Redeemable Convertible Preferred Stock, par value $0.0001 (the “Series A Preferred Stock”), shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and convertible secured promissory notes (the “Promissory Notes”), with no principal amount outstanding at issuance that solely collateralize amounts, if any, that may become payable by the Company pursuant to certain redemption provisions of the Series A Preferred Stock.

Pursuant to the Securities Purchase Agreement, and subject to the conditions for completion of the Private Placement, the Purchasers will acquire an aggregate of 140,000 shares of Series A Preferred Stock, 2,896,556 shares of Common Stock and Promissory Notes with no principal amount outstanding as of the issuance date, for an aggregate purchase price equal to $140,000,000 in cash (prior to taking into account a discount of $7,000,000 to the face value of the shares of Series A Preferred Stock). The liquidation value of the Series A Preferred Stock is convertible into shares of Common Stock at an initial conversion rate of $10.00 per share.

The Company will use the net proceeds from the Private Placement to repay all outstanding indebtedness under its term loan financing agreement dated June 24, 2016, as amended, by and among the Company and a syndicate of lenders (the “Credit Facility”), to pay various fees and expenses under the Credit Facility and to pay fees and expenses of the Purchasers and the Company in connection with the Private Placement.

The Securities Purchase Agreement includes customary representations, warranties and covenants of the Company and the Purchasers. In connection with the completion of the Private Placement, the Company will, among other customary closing actions, (i) file a Certificate of Designations with the State of Delaware setting forth the rights, preferences, privileges, qualifications, restrictions and limitations on the Series A Preferred Stock (the “CoD”), (ii) enter into a Registration Rights Agreement with the Purchasers setting forth certain registration rights of the Purchasers (the “Registration Rights Agreement”), (iii) deliver a Promissory Note to each Purchaser and (iv) enter into a Security Agreement in respect of the Company’s assets collateralizing the amounts that may become payable pursuant to the Promissory Notes if certain redemption provisions of the Series A Preferred Stock are triggered in the future.

The aggregate number of voting securities to be sold in the Private Placement and issuable as dividends and upon conversion of the Series A Preferred Stock may constitute the sale, issuance or potential issuance by the Company of Common Stock and voting securities convertible into or exercisable into Common Stock exceeding 20% of the Common Stock outstanding prior to the Closing at a price less than the greater of book value or market value of the Common Stock, which requires approval of the Company’s stockholders pursuant to Nasdaq Rules. Therefore, the Company intends to file with the Securities and Exchange Commission and mail to its stockholders of record a Proxy Statement on Schedule 14A (the “Proxy Statement”) relating to a special meeting to be held to obtain the approval of its stockholders, which approval is a condition for the completion of the Private Placement. The completion of the Private Placement is also subject to the satisfaction or waiver of certain other closing conditions as set forth in the Securities Purchase Agreement, including: (i) no legal restraint or prohibition on the completion of the Private Placement and related transactions issued by a governmental authority; (ii) material accuracy of the representations and warranties in the Securities Purchase Agreement, (iii) performance of covenants in all material respects; (iv) no material adverse effect of the Company; (v), the delivery of a payoff letter in respect of all outstanding amounts under the Credit Facility; (vi) no notice of delisting from Nasdaq; (vii) no entry by the Company into any agreement that contemplates a "Change of Control" transaction as defined in the CoD; and (viii) no settlement or agreement to settle any legal proceeding, stockholder litigation or dispute against the Company or any of its officers or directors, or proceeding that relates to the transactions contemplated by the Securities Purchase Agreement and related transaction documents, in each case other than settlements involving only the payment of money damages of less than $10.0 million or that are otherwise fully covered by insurance.

The Securities Purchase Agreement includes customary termination rights, including that it may be terminated by either party if the Private Placement is not completed by October 15, 2018. The Private Placement is expected to be completed in the Company’s third fiscal quarter of 2018 (the “Closing”).

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Certificate of Designations of the Series A Preferred Stock

The CoD authorizes 180,000 shares of Series A Preferred Stock. The holders of Series A Preferred Stock will be entitled to (i) a cash dividend of 10.0% per annum (the “Cash Dividend”), payable quarterly in arrears, and (ii) a payment-in-kind dividend of 3.0% per annum (the “PIK Dividend” and together with the Cash Dividend, the “Dividends”) for the first five years following the Closing and thereafter all Dividends accruing on such Series A Preferred Stock will be payable in cash at a rate of 13.0% per annum.

Each share of Series A Preferred Stock will be entitled to vote with the Common Stock on an as-converted basis. In addition, the holders of the outstanding shares of Series A Preferred Stock will be required to approve certain actions affecting the rights of the Series A Preferred Stock. The approval of a majority of the outstanding Series A Preferred Stock will be required to approve any of the following: (i) the declaration or payment of any principal, dividend or distribution on securities junior in rights to the Series A Preferred Stock (“Junior Securities”) or pari passu in rights to the Series A Preferred Stock or the purchase, redemption or other acquisition by the Company of Junior Securities or pari passu securities if at the time of such declaration, payment, dividend or distribution, the Dividends for the Series A Preferred Stock have not been satisfied or paid in full; (ii) any amendment or repeal of the Company’s certificate of incorporation or the CoD adversely affecting the rights, preferences or privileges of the Series A Preferred Stock. The approval of all holders of outstanding Series A Preferred Stock will be required for (i) the authorization or creation of, issuance of, or reclassification into, any stock that ranks pari passu with or senior to the Series A Preferred Stock with respect to payment of dividends and liquidation preference and (ii) amendment of the CoD provisions regarding Dividends, liquidation rights, redemption rights, conversion rights, voting rights and reorganization events.

Each share of Series A Preferred Stock will be convertible at the holder’s option into one share of the Company’s Common Stock at a conversion price equal to the quotient of (i) the Liquidation Preference (as defined below), and (ii) $10.00 (subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization)(the “Per Share Amount”). The Company has the right to convert outstanding Series A Preferred Stock into Common Stock for the Per Share Amount after the three year anniversary of the Closing if the Company’s volume weighted average stock price for at least 30 trading days of the 45 consecutive trading days immediately preceding such conversion is greater than $11.50 per share. The Company can exercise this right to convert twice per calendar year for a maximum number of shares of Common Stock that has publicly traded over the 60 consecutive trading days prior to the conversion date (less any shares of Common Stock that have been issued pursuant to any such conversion during such 60 day period).

The Series A Preferred Stock will become mandatorily redeemable, upon the election by the holders of a majority of the then outstanding Preferred Stock, on or after the five-year anniversary of the Closing. Any and all then outstanding liquidation value of the Series A Preferred Stock plus any capitalized PIK Dividends and any unpaid accrued Cash Dividends not previously included in the Liquidation Preference (the “Redemption Amount”) will be repaid in full in cash on such redemption date or satisfied in the form of obligations under the Promissory Notes, as further described below. Additionally, the Company may convert shares of Series A Preferred Stock into shares of Common Stock in lieu of cash payable upon redemption in certain circumstances. The Series A Preferred Stock will also become mandatorily redeemable by the holders at any time upon the reasonable determination of the holders of a majority of the Series A Preferred Stock then outstanding of the occurrence of a Material Adverse Effect or a Material Litigation Effect (as such terms are defined in the CoD) of the Company, with the Redemption Amounts payable automatically becoming payment obligations pursuant to the Promissory Notes with a concurrent cancellation of the shares of the Series A Preferred Stock.

Prior to the three-year anniversary of the Closing, the Company will have the right to redeem up to $80.0 million of shares of the Series A Preferred Stock for cash amounts equal to the Redemption Amount which would include a make-whole premium that provides the holders thereof with full yield maintenance as if the Series A Preferred Stock was held until the three-year anniversary of the Closing, provided that such redemptions are subject to certain conditions and limitations. After the three-year anniversary of the Closing, the Company will have the right to redeem shares of Series A Preferred Stock for a cash per share amount equal to the Redemption Amount.

The holders of Series A Preferred Stock may exercise their conversion rights prior to any optional redemption.

In the event of a liquidation, dissolution or winding up of the Company, the Series A Preferred Stock will be entitled to a liquidation preference in the amount of the greater of (i) $1,000 plus accrued but unpaid Dividends (the “Liquidation Preference”), and (ii) the per share amount of all cash, securities and other property to be distributed in respect of the common stock such holder would have been entitled to receive for its Series A Preferred Stock on an as-converted basis. In the event of a liquidation, dissolution or winding up of the Company prior to the three-year anniversary of Closing, the holders are entitled to a make-whole premium that provides the holders thereof with full yield maintenance as if the shares of Series A Preferred Stock were held until the three-year anniversary of the Closing.

In the event of a “Fundamental Change” of the Company, the amount payable upon such Fundamental Change is at a 105% premium. A “Fundamental Change” means: (i) a change of control of the Company, including a change in 50% or more of the beneficial ownership of the Company, and, subject to certain exceptions, a merger or consolidation of the Company, a sale of all or substantially all of the assets of the Company, or a recapitalization, reclassification or other transaction in which all or substantially all of the Common Stock of the Company is exchanged or converted into cash, securities or other property; or (ii) the Company, within the meaning of Title 11 of the U.S. Code or any similar federal or state law for the relief of debtors, (a) commences a voluntary case, (b) consents to the entry of an order for relief against it in an involuntary case, (c) consents to the appointment of a custodian receiver of it for all or substantially all of its property or (d) makes a general assignment for the benefit of its creditors.

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Until approximately 95% of the Series A Preferred Stock or Promissory Notes are no longer outstanding, the Company is restricted from incurring Indebtedness (as defined in the Purchase Agreement), subject to certain exceptions.

Promissory Notes

At the Closing of the Private Placement, the Company will deliver a Promissory Note to each holder of Series A Preferred Stock to collateralize amounts, if any, that may become payable by the Company pursuant to certain redemption provisions of the shares of Series A Preferred Stock. No principal amount or interest will be outstanding under the Promissory Notes unless and until there is a redemption event. Prior to such time, the Promissory Notes may not be transferred by the Purchasers other than automatic assignment in whole or in part in connection with a transfer by the Purchaser(s) of the shares of Series A Preferred Stock issued pursuant to the Securities Purchase Agreement. The Promissory Notes will bear interest at the rate of 13.0% per annum (10.0% per annum in cash and 3.0% per annum payment-in-kind until the five-year anniversary of the Closing). The Promissory Notes mature five years after the date of Closing or upon a Reorganization Event (as defined in the CoD) and are secured by substantially all the assets of the Company and certain of its domestic subsidiaries. After a redemption which causes there to be outstanding obligations under the Promissory Notes, the Promissory Notes are convertible at the option of the holder (but not the Company) on the same terms as the Series A Preferred Stock.

The Company may prepay for cash up to $80.0 million of the Promissory Notes on a pro rata basis prior to the three-year anniversary of the Closing with full yield maintenance as if the Promissory Notes were held until the three-year anniversary of the Closing, provided that such redemptions are subject to certain conditions and limitations. The Company may prepay the Promissory Notes without penalty at any time on a pro rata basis after the three-year anniversary. All prepayments are subject to the right of the holder of each Promissory Note to convert the prepayment amount into shares of Common Stock. The Promissory Notes also contain customary restrictions on the ability of the Company to, among other things, make certain restricted payments with respect to its capital stock, subordinated indebtedness and unsecured indebtedness, consummate certain mergers, consolidations or dissolutions and make certain dispositions, subject to specific exclusions. The Promissory Notes also include customary obligations in respect of inspection, reporting, preservation of the security interest and indemnification.

Upon the occurrence of an Event of Default (as defined in the Promissory Notes), the holders of such Promissory Notes will have the right to accelerate all obligations of the Company thereunder, and such obligations will become immediately due and payable. In addition, if such acceleration occurs prior to the three-year anniversary of the Closing, the holders will also have the right to receive a make-whole premium thereunder.

Registration Rights Agreement

The Registration Rights Agreement requires the Company to register the resale of the shares of Common Stock and Series A Preferred Stock issued pursuant to the Securities Purchase Agreement within 120 days following the Closing. The Registration Rights Agreement also includes customary “piggyback” registration rights, suspension rights, indemnification, contribution, and assignment provisions.

Support Agreement

Each of Seth A. Ravin (in his individual capacity and as trustee of The SAR Trust U/A/D August 30, 2005), Thomas C. Shay, Adams Street Partners, LLC, and GPIAC, LLC, each an existing stockholder of the Company (the “Stockholders”), entered into a support agreement with the Purchasers, pursuant to which the Stockholders agreed to vote their respective shares of Common Stock of the Company in favor of the Private Placement and against the issuance, sale or other disposition of securities of the Company that rank pari passu or senior to the Series A Preferred Stock.

Loan Amendment

On June 18, 2018, the Company entered into an agreement to amend its Loan Agreement dated October 6, 2017 with GPIC, Ltd. (the “GPIC Loan”) to extend the maturity date of the GPIC Loan to January 4, 2019, effective upon the Closing of the Private Placement (the “Amendment”). The full text of the GPIC Loan and the Amendment are attached hereto as Exhibit 10.2 and 10.3, respectively, and are incorporated herein by reference.

***********************

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The above description of terms of the Private Placement is qualified in its entirety by reference to the Securities Purchase Agreement, a copy of which is filed hereto as Exhibit 10.1, the Form of Registration Rights Agreement, the Form of Promissory Note, and the Form of Certificate of Designations of 13.00% Series A Redeemable Convertible Preferred Stock, copies of which will be filed as exhibits to the Proxy Statement.

The Securities Purchase Agreement, Form of Registration Rights Agreement, Form of Promissory Note, and Form of Certificate of Designations of 13.00% of Series A Redeemable Convertible Preferred Stock are, or will be, filed to provide the Company’s investors and stockholders with information regarding their terms. They are not intended to provide any other factual information about the Company, the Purchasers or their respective subsidiaries and affiliates. The Securities Purchase Agreement contains representations and warranties by the Purchasers, on the one hand, and by the Company, on the other hand, made solely for the benefit of the other. Certain representations and warranties in the Securities Purchase Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to investors or stockholders, or may have been used for the purpose of allocating risk between the Purchasers and the Company. Accordingly, the representations and warranties in the Securities Purchase Agreement should not be relied on by any persons as characterizations of the actual state of facts about the Company at the time they were made or otherwise. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Securities Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Although the Company expects to complete the Private Placement, the Company cannot assure its stockholders that it will be successfully completed on the terms contemplated or at all. Failure to close the Private Placement will subject the Company to a number of risks, including: the Company may not be able to further fund its growth initiatives or pursue certain operational initiatives due to covenants imposing limitations under the Company’s Credit Facility or satisfy all obligations under the Credit Facility; the Company must pay costs related to the Private Placement, including legal and financial advisory fees, whether the Private Placement is completed or not; and the Company may be required to seek alternative sources of liquidity, as to the availability or terms of which we cannot provide assurance, all of which may adversely affect the Company’s business, results of operations and financial results.

Item 3.02.	Unregistered Sales of Equity Securities

The information contained above under Item 1.01 is hereby incorporated by reference into this Item 3.02. The shares of Common Stock and Series A Preferred Stock and the Promissory Notes are being offered and will be sold by the Company without registration under the Securities Act, and the securities laws of certain states, in reliance on the exemptions contained in Section 4(a)(2) of the Securities Act and in reliance on similar exemptions under applicable state laws. The Company relied on this exemption from registration based in part on representations made by the Purchasers. Neither this Current Report on Form 8-K, nor the exhibits attached hereto is an offer to sell or the solicitation of an offer to buy the securities described herein.

ITEM 8.01	OTHER EVENTS

On June 18, 2018, the Company issued a press release announcing its entry into the Securities Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The impact of the Private Placement and related agreements discussed in Item 1.01 will be reflected in the Company’s financial statements in the period when the Closing occurs. Management is currently reviewing the accounting matters associated with the issuance of the Series A Preferred Stock and other accounting matters related to the proposed transactions. Assuming the Closing and termination of the Credit Facility occur in the third quarter of 2018, the Company expects to incur extinguishment related charges up to approximately $8 million for make-whole applicable premium and for the write-off of debt discount and issuance costs up to approximately $50 million.

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Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Securities Purchase Agreement, dated June 18, 2018, by and among the Company and the Purchasers*
10.2	Loan Agreement, dated October 6, 2017, by and among the Company and GPIC, Ltd.
10.3	Amendment to Loan Agreement, dated June 18, 2018, by and among the Company and GPIC, Ltd.
99.1	Press Release, dated June 18, 2018

* All Schedules to the Securities Purchase Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of any schedules to the Securities and Exchange Commission upon request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 18, 2018	Rimini Street, Inc.

	By:	/s/ Seth A. Ravin
	Name:	Seth A. Ravin
	Title:	Chief Executive Officer

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Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

Securities Purchase Agreement (this "Agreement"), dated June 18, 2018, by and among (i) Rimini Street, Inc., a Delaware corporation (the "Company"), (ii) VPC Special Opportunities Fund III Onshore, L.P., a Delaware limited partnership ("VPC"), (iii) Adams Street Rimini Aggregator LLC, a Delaware limited liability company, Adams Street 2007 Direct Fund, L.P., a Delaware limited partnership, Adams Street 2008 Direct Fund, L.P., a Delaware limited partnership, and Adams Street 2009 Direct Fund, L.P., a Delaware limited partnership, (collectively, "ASP"), (iv) Radcliff River I LLC, a Delaware limited liability company ("Radcliff"), (v) Colbeck Strategic Lending Master, L.P., an exempted limited partnership registered under the laws of the Cayman Islands ("Colbeck"), (vi) Kingstown Partners Master Ltd., an exempted company registered under the laws of the Cayman Islands, Kingstown Partners II, L.P., a Delaware limited partnership, Ktown, LP, a Delaware limited partnership, and Kingfishers LP, a Delaware limited partnership (collectively, "Kingstown"), and (vii) North Haven Credit Partners II, L.P., a Delaware limited partnership ("MS", and together with VPC, ASP, Radcliff, Colbeck and Kingstown, each an "Investor", and collectively with their transferees and assignees that are permitted by this Agreement, the "Investors").

WHEREAS, on the terms and conditions set forth in this Agreement, the Company desires to sell, and each Investor desires to purchase, (i) shares of the Company's Common Stock, par value $0.0001 per share (the "Common Stock") and (ii) shares of the Company's 13.00% Series A Redeemable Convertible Preferred Stock, par value $0.0001 per share (the "Series A Preferred Stock");

WHEREAS, in connection with such purchase and sale, the Company and the Investors desire to make certain representations and warranties and enter into certain agreements.

WHEREAS, in connection with such purchase and sale, the Company and the Investors have executed and delivered, among other things, a registration rights agreement in the form attached as Exhibit A (the "Registration Rights Agreement"); and

WHEREAS, concurrently with the execution of this Agreement, certain of the Company's directors, executive officers, certain entities affiliated with Adams Street Partners and GPIAC, LLC, in each case that own shares of common stock of the Company as of the date hereof, have entered into voting agreements in the form attached hereto as Exhibit B (the "Voting Agreements"), dated as of the date hereof, with the Investors and the Company, pursuant to which, among other things, such individuals have agreed to vote such individuals' shares of Common Stock in favor of the Transactions.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties and agreements set forth in this Agreement, and intending to be legally bound by this Agreement, the Company and the Investors agree as follows:

1.             Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1:

"Affiliate" shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under direct or indirect common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

"Agreement" shall have the meaning set forth in the preamble of this Agreement.

"Agreement Among Noteholders" shall mean that certain Agreement Among Noteholders, dated as of the date of the Closing, among the holders from time to time party thereto, the Company, and Victory Park Management, LLC, as administrative agent.

"Alternative Transaction" shall mean, in each case involving any Person other than the Investors or one of their Affiliates, any issuance, sale or other disposition, directly or indirectly of senior preferred securities that rank senior to, or pari passu with, the Series A Preferred Stock (or options, rights, or warrants to purchase, or securities convertible into or exchangeable for, such securities).

"Balance Sheet Date" shall have the meaning set forth in Section 4.13(b).

"Board" shall mean the Board of Directors of the Company.

"Business Day" shall mean a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York, New York or Chicago, Illinois generally are authorized or obligated by law, regulation or executive order to close.

"Cash" shall mean actual cash held by the Company and its Subsidiaries (excluding (i) security or similar deposits, (ii) cash securing letter of credit obligations, (iii) cash that is subject to any restrictions or local exchange control, repatriation Tax (net of applicable U.S. Tax net operating loss offsets) or other requirements and (iv) any cash which is not freely usable by the Company because it is subject to restrictions or limitations on use or distribution by Law, Contract (other than any Debt Documents) or otherwise, including restrictions on dividends (but excluding, for avoidance of doubt, any such limitations or restrictions under any Debt Documents)), determined in accordance with GAAP. For the avoidance of doubt, Cash will be calculated net of any bank overdrafts and issued but uncleared checks (i.e., outstanding checks).

"Closing" shall have the meaning set forth in Section 3.

"Closing Date" shall have the meaning set forth in Section 3.

"Code" shall mean the Internal Revenue Code of 1986, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service.

"Colbeck" shall have the meaning set forth in the preamble of this Agreement.

"Colbeck Documents" shall mean the "Loan Documents" as such term is defined in the Colbeck Financing Agreement.

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"Colbeck Financing Agreement" shall mean the Financing Agreement, dated as of June 24, 2016 (amended, supplemented, restated, renewed, replaced, refinanced or otherwise modified from time to time), by and among the Company, the other borrowers party thereto, the guarantors party thereto, the lenders party thereto, Cortland Capital Market Services LLC, as collateral agent for such lenders and as administrative agent for such lenders, and CB Agent Services LLC, a Delaware limited liability company, as origination agent for such lenders.

"Common Stock" shall have the meaning set forth in the recitals of this Agreement.

"Company" shall have the meaning set forth in the preamble of this Agreement.

"Company Board Recommendation" shall have the meaning set forth in Section 4.2(b).

"Company Charter Documents" shall mean the Certificate of Incorporation and Bylaws of the Company, in each case as amended to the date of this Agreement.

“Company Legal Activity” shall mean the matters set forth in Section 1(a) of the Disclosure Letter.

"Company Permit" shall have the meaning set forth in Section 4.15.

"Company Plan" shall mean (a) each "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) that the Company or any Company Subsidiary sponsors, participates in, is a party or contributes to, or under or with respect to which the Company or any Company Subsidiary could reasonably be expected to have any liability and (b) each other material fringe benefit or benefit or compensation plan, program, policy or arrangement, including any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive, cash bonus or incentive compensation, retirement or deferred compensation, supplemental executive retirement, profit sharing, severance, vacation, disability, accident, health, welfare or employment or individual consulting plan, program, policy, agreement or arrangement, in each case whether written or unwritten, for any current or former employee or director of, or other individual service provider to, the Company or any Company Subsidiary that the Company or any Company Subsidiary presently sponsors, participates in, is a party or contributes to, or with respect to which the Company or any Company Subsidiary could reasonably be expected to have any liability.

"Company Stockholder Approval" shall mean the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Common Stock present and entitled to vote at the stockholders meeting for the approval of the Transactions, including the issuance of the Preferred Stock on the Closing Date and the issuance of shares of Common Stock upon the conversion of the Preferred Stock following the Closing.

"Company Stockholders' Meeting" shall have the meaning set forth in Section 8.7(b).

"Company Stock Plans" shall mean, collectively, the 2007 Stock Plan, the 2013 Equity Incentive Plan, the 2018 Employee Stock Purchase Plan and any other plan, program, agreement or arrangement providing for the grant of equity-based awards to directors, officers, employees or other service providers of the Company or any Company Subsidiaries.

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"Company Subsidiaries" shall mean all Subsidiaries of the Company.

"Contract" shall mean, with respect to any Person, any legally binding loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, commitment, sale or purchase order, license, contract or other agreement, instrument or obligation, whether written or oral, to which such Person is a party or by which such Person or such Person's properties or assets are bound.

"DGCL" shall mean the General Corporation Law of the State of Delaware.

"Debt Documents" shall mean any agreement of the Company and/or its Subsidiaries for unsecured borrowed money in an aggregate principal amount in excess of $25 million (with "principal amount" for purposes of this definition to include undrawn committed or available amounts), together with any related collateral, guarantee and security documents, entered into by the Company and/or its Subsidiaries from time to time, in each case, as may be amended, supplemented, restated, renewed, replaced, refinanced or otherwise modified from time to time. For the avoidance of doubt, (x) obligations under multiple agreements may not be aggregated for purposes of satisfying the definition of Debt Documents, (y) mortgages, real estate leases, capital lease obligations, purchase money agreements, sale-leaseback transactions, equipment financing, inventory financing, letters of credit and receivables financing shall be eligible to constitute Debt Documents and (z) interest rate swaps, currency or commodity hedges and other derivative instruments shall be eligible to constitute Debt Documents measured on the basis of liability to the Company determined as of the date of the most recent quarterly or annual balance sheet of the Company, and not based on notional amount.

“Disclosure Letter” shall mean the Disclosure Letter dated as of the date of this Agreement provided to the Investors separately.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974.

"ERISA Affiliate" shall mean any trade or business (whether or not incorporated) under common control with the Company or any Company Subsidiary or which, together with the Company or any Company Subsidiary, is treated as a single employer within the meaning of Section 414 of the Code.

"Exchange Act" shall mean the U.S. Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated by the SEC thereunder.

"Filed SEC Reports" shall mean all forms, statements, certifications, reports and documents filed or furnished by the Company with the SEC pursuant to the Exchange Act on or after May 20, 2015 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing), but excluding any disclosure under the headings "Risk Factors," "Forward Looking Statements," or any similar precautionary, predictive or forward-looking sections included therein.

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"GAAP" shall mean United States generally accepted accounting principles, as in effect from time to time, applied on a consistent basis.

"Governmental Authority" shall mean any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, instrumentality, department, commission, board, bureau, central bank, authority, court or other tribunal, in each case whether executive, legislative, judicial, regulatory or administrative (including any office of a district attorney, attorney general or the like).

"Indebtedness" shall mean, with respect to the Company and its Subsidiaries, as of any date of determination, without duplication: (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all obligations, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person in any manner, whether directly or indirectly, (h) all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances and (k) liabilities secured by a purchase money mortgage or other Liens, accrued interest and fees and expenses with respect to Indebtedness (including breakage costs). For the avoidance of doubt, the Series A Preferred Stock and Secured Promissory Notes shall not constitute Indebtedness. Notwithstanding anything to the contrary in the foregoing, any lease of (or other arrangement conveying the right to use) property (whether real, personal or mixed), which would be required to be classified and accounted for as an operating lease under GAAP existing on the Closing Date shall not constitute Indebtedness.

"Ineligible Assignee" shall mean any person or entity set forth in Section 1(b) of the Disclosure Letter.

"Intellectual Property" shall have the meaning set forth in Section 4.11.

"Investor" shall have the meaning set forth in the preamble of this Agreement.

"Kingstown" shall have the meaning set forth in the preamble of this Agreement.

"Knowledge" shall mean the actual knowledge, as of the date of this Agreement, of each of Seth Ravin, Sebastian Grady, Thomas Sabol, Thomas Shay or Daniel Winslow after reasonable inquiry of their respective direct reports who would reasonably be expected to have actual knowledge of the matter in question.

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"Laws" shall mean any applicable federal, state, local, foreign or other law, statute, regulation, rule, ordinance, code, convention, directive, order, judgment or other legal requirement.

"Lien" shall mean, with respect to any property or asset, any pledge, lien, charge, mortgage, deed of trust, lease, sublease, license, restriction, hypothecation, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, encumbrance, option to purchase or lease or otherwise acquire any interest, and security interest of any kind or nature whatsoever.

"Material Adverse Effect" shall mean any condition, change, event, occurrence or effect (including, without limitation, a Ruling or Proceeding) that, individually or in the aggregate with all other conditions, changes, events, occurrences or effects, is or would reasonably be expected to be materially adverse to the business, assets, liabilities (contingent or otherwise), results of operations or financial condition of the Company; provided, however, in respect of the preceding, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect on or in respect of the Company: (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) any change generally affecting any of the industries in which the Company operates or the economy as a whole, including any change in commodity prices, (d) the announcement, pendency or consummation of the transactions contemplated by the Transaction Documents, (e) compliance with the terms of this Agreement or the taking of any action required by the transactions contemplated by the Transaction Documents, (f) any natural disaster, (g) any acts of terrorism or war or the outbreak or escalation of hostilities or change in geopolitical conditions, (h) any Ruling or Proceeding that is not reasonably expected to materially and adversely impact the Company’s ability to service its existing clients, offer or sell its existing services to new clients (in each case, as of the time of the Ruling or during the pendency of the Proceeding), or any subpoena for documents or other information requested by an enforcement agency of a Governmental Authority against the Company or an executive officer of the Company related to an investigation, (i) any change in trading price or trading volume of the Common Stock or (j) any failure of the Company to meet any projections, forecasts or publicly provided financial guidance, provided that clauses (i) or (j) shall not preclude a determination that any change or effect underlying such change in trading price or trading volume or failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect).

"NASDAQ" shall mean the Nasdaq Global Market and its successors.

"Notice" shall have the meaning set forth in Section 10.7.

"Permitted Indebtedness" shall mean (i) any unsecured Indebtedness, (ii) Indebtedness classified and accounted for as capital leases on a balance sheet of the Company under GAAP (as in effect on the Closing Date) in an aggregate principal amount not to exceed $3,500,000 at any time outstanding, (iii) Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”), and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and other similar cash management services or in respect of guarantees by the Company or its Subsidiaries for the benefit of its customer or supplier, in each case, incurred in the ordinary course of business, (iv) secured Indebtedness assumed when a Person becomes a Subsidiary or at the time such Person merges or consolidates with Debtor or any of its Subsidiaries so long as such Indebtedness was not incurred in contemplation of such acquisition, merger or consolidation and such Liens do not attach to any property or assets of Debtor or any of its Subsidiaries other than the property and assets subject to such Liens at the time of such acquisition, merger or consolidation (and the proceeds and products thereof and accessions thereto) in an aggregate principal amount not to exceed $3,000,000 at any time outstanding and (v) Indebtedness secured by a Lien not to exceed a principal amount of $1,000,000 at any time outstanding, so long as the incurrence of such Indebtedness described in clauses (i) through (v) does not result in the Company and its Subsidiaries (determined on a consolidated basis) having aggregate Indebtedness in an amount that exceeds the greater of (x) Twenty Million Dollars ($20,000,000) or (y) five percent (5%) of revenue (as calculated in accordance with GAAP on a quarterly basis), as set forth in the Company’s annual report on Form 10-K or quarterly report on Form 10-Q, as applicable, for the twelve-month period ending at the quarter-end immediately prior to the incurrence of such Indebtedness.

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"Person" shall mean any individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, joint venture, other entity or group (as defined in the Exchange Act), including a Governmental Authority.

"Preferred Stock" shall mean any and all series of the preferred stock of the Company, par value $0.0001 per share, including the Series A Preferred Stock.

"Proceeding" shall mean (i) any suit, litigation, arbitration, action, claim, charge, complaint, or (ii) any audit, investigation, inquiry or proceeding in each case, before a Governmental Authority.

"Purchase Price" shall have the meaning set forth in Section 2.

"Purchased Shares" shall have the meaning set forth in Section 2.

"Radcliff" shall have the meaning set forth in the preamble of this Agreement.

"Registration Rights Agreement" shall have the meaning set forth in the recitals of this Agreement.

"Representatives" shall mean, with respect to any Person, the advisors, attorneys, accountants, consultants, agents or other representatives (acting in such capacity) retained by such Person or any of its controlled Affiliates, together with directors, officers and employees of such Person and its Subsidiaries.

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"Restricted Stock" shall mean each share of Common Stock issued pursuant to any Company Stock Plan or otherwise that is subject to specified vesting criteria, including any restricted stock unit or other similar security.

             "Ruling" shall mean, any ruling, verdict, decision, finding, judgment, order, determination, indictment or settlement in a matter before a Governmental Authority.

"SEC" shall mean the U.S. Securities and Exchange Commission or any other U.S. federal agency then administering the Securities Act or Exchange Act.

"Securities Act" shall mean the U.S. Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC thereunder.

"Security Agreement" shall mean that certain Security Agreement, dated as of the date of the Closing, by and among the Company, as a grantor, the other grantors party thereto from time to time and Victory Park Management, LLC, as administrative agent for the secured parties, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

"Series A Certificate of Designations" shall mean the certificate of designations for the Series A Preferred Stock substantially in the form attached as Exhibit C.

"Series A Preferred Stock" shall have the meaning set forth in the recitals of this Agreement.

"Subsidiary" of any Person shall mean any corporation, partnership, joint venture, limited liability company, trust or other form of legal entity of which (or in which) more than 50% of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such partnership, joint venture or limited liability company or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

"Subsidiary Charter Documents" shall mean the certificate of incorporation, bylaws and other similar governing documents of each Company Subsidiary, in each case as amended to the date of this Agreement.

"Taxes" shall mean all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments in the nature of taxes, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, and property taxes and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any of the foregoing.

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"Transaction Documents" shall mean this Agreement, the Series A Certificate of Designations, the Registration Rights Agreement, the Voting Agreements, the Agreement Among Noteholders, the Secured Promissory Notes, and the Security Agreement.

"Transactions" shall mean the transactions contemplated by this Agreement and the Transaction Documents.

"Voting Agreements" shall have the meaning set forth in the recitals of this Agreement.

"VPC" shall have the meaning set forth in the preamble of this Agreement.

2.             Purchase and Sale of the Purchased Shares. On the terms and conditions set forth in this Agreement, at the Closing, the Investors will purchase from the Company, and the Company will issue, sell and deliver to the Investors an aggregate of (i) 2,896,556 shares of Common Stock, and (ii) 140,000 shares of Series A Preferred Stock, for an aggregate purchase price equal to $133,000,000 in cash (the "Purchase Price"), which takes into account a discount of $7,000,000 to the face value of the Series A Preferred Stock, to be paid in full to the Company on the Closing Date. The shares of Common Stock and Series A Preferred Stock to be issued and sold by the Company to the Investors pursuant to this Agreement are collectively referred to as the "Purchased Shares". The number of Purchased Shares to be issued to each Investor and the portion of the Purchase Price payable by such Investor is set forth on Schedule I hereto. For the avoidance of doubt, the Purchase Price paid hereunder has no effect on the liquidation or face value of the Series A Preferred Stock.

3.             Closing. The consummation of the purchase and sale of the Purchased Shares and the other Transactions (the "Closing") shall take place at the offices of Kirkland & Ellis LLP, 300 North LaSalle, Chicago, Illinois 60654, or remotely via the exchange of documents and signature pages, at 10:00 a.m. (local time), as soon as practicable, but no later than the date that is five (5) Business Days following the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Sections 6 and 7, or at such other time and place as the Company and the Investors shall mutually agree in writing (the "Closing Date"). At the Closing, the Company shall deliver to each Investor evidence that the number of Purchased Shares set forth opposite such Investor's name on Schedule I are reflected in such Investor's name in book-entry form in the records of the Company's transfer agent in exchange for payment of that portion of the Purchase Price by such Investor set forth on Schedule I by wire transfer of immediately available funds to an account designated by the Company in advance of the Closing Date.

4.             Representations and Warranties of the Company. The Company represents and warrants to each Investor that, except (a) other than with respect to the representations and warranties set forth in Sections 4.1, 4.2, 4.4, 4.6 and 4.21, as otherwise expressly disclosed in any Filed SEC Reports and (b) as set forth in the Disclosure Letter, specifically identifying the relevant section of this Agreement (provided, that disclosure in any section of such Disclosure Letter shall apply to any section of this Agreement to the extent it is reasonably apparent on its face that such disclosure is applicable to such section):

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4.1           Organization, Good Standing and Qualification. Each of the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its formation; has all requisite power and authority to own its properties and conduct its business as presently conducted; and is duly qualified to do business and in good standing in each state in the United States of America where its business requires such qualification, except where failure to be so duly organized, validly existing and in good standing, to have such requisite power and authority or to be so duly qualified and in good standing, individually or in the aggregate, has not had, or is not reasonably likely to result in, a Material Adverse Effect. True and accurate copies of the Company Charter Documents, each as in effect as of the date of this Agreement, have been made available to the Investors.

4.2           Authorization; Enforceable Agreement.

(a)               Other than the Company Stockholder Approval, all corporate action on the part of the Company, its officers, directors, and shareholders necessary for the authorization, execution, and delivery of this Agreement and each Transaction Document, the performance of all obligations of the Company under this Agreement and each Transaction Document, and the authorization, issuance (or reservation for issuance), sale, and delivery of (i) the Purchased Shares being sold hereunder and (ii) the shares of Common Stock issuable upon the conversion of the Preferred Stock has been taken, and this Agreement and each Transaction Document, assuming due authorization, execution and delivery by the Investors or any other party thereto, constitutes valid and legally binding obligations of the Company, enforceable in accordance with their respective terms.

(b)               The Board has duly adopted resolutions (i) evidencing its determination and declaration that as of the Closing Date this Agreement, the other Transaction Documents and the Transactions are fair to and in the best interests of the Company and its shareholders and are advisable in all respects, (ii) authorizing and approving the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions, (iii) approving and filing the Series A Certificate of Designations and (iv) recommending that the holders of the Common Stock approve the Transactions (such recommendation, the "Company Board Recommendation"), which resolutions have not been subsequently rescinded, modified or withdrawn.

4.3           Litigation. As of the date of this Agreement, other than the Company Legal Activity, there is no action, suit, proceeding or investigation pending or, to the Knowledge of the Company, overtly threatened against, nor any outstanding judgment, order or decree against, the Company or any of the Company Subsidiaries before or by any Governmental Authority or arbitral body which, individually or in the aggregate, have had, or if adversely determined, would reasonably be likely to have, a Material Adverse Effect.

4.4           Governmental Consents. No consent, approval, order, or authorization of, or registration, qualification, declaration, or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the offer, sale, or issuance of the Purchased Shares (including those shares of Common Stock issuable upon the conversion of the Series A Preferred Stock) or the consummation of any other transaction contemplated by this Agreement, except for the following: (i) the compliance with applicable state securities laws, which compliance will have occurred within the appropriate time periods and (ii) the filing with the SEC of such proxy statements and reports under the Exchange Act as may be required in connection with this Agreement and the Transactions. Assuming that the representations of the Investors set forth in Section 5 are true and correct, the offer, sale, and issuance of the Purchased Shares in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the Securities Act, and all applicable state securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

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4.5           Valid Issuance of Purchased Shares. The Purchased Shares being purchased by the Investors hereunder, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed in this Agreement, will be duly and validly issued, fully paid, and nonassessable, and will be free of any Liens or restrictions on transfer other than restrictions under this Agreement, the Company Charter Documents and the Series A Certificate of Designations and under applicable state and federal securities laws. The Common Stock issuable upon conversion of the Series A Preferred Stock purchased under this Agreement has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Series A Certificate of Designations, will be duly and validly issued, fully paid, and nonassessable and will be free of any Liens or restrictions on transfer other than restrictions on transfer under this Agreement and the Company Charter Documents and under applicable state and federal securities Laws. The sale of the Purchased Shares does not, and the subsequent conversion of the Series A Preferred Stock into Common Stock will not be, subject to any preemptive rights, rights of first offer or any anti-dilution provisions contained in the Company Charter Documents.

4.6           Capitalization. The authorized capital stock of the Company consists of 1,100,000,000 shares of capital stock, 1,000,000,000 of which are designated Common Stock and 100,000,000 of which are designated as Preferred Stock. Pursuant to the Series A Certificate of Designations the Company has designated 180,000 as Series A Preferred Stock. As of the close of business on the day immediately preceding the date hereof, 59,991,559 shares of Common Stock were issued and outstanding and no shares of Preferred Stock (of any class or designation) were issued and outstanding. As of the date hereof, there are no shares of Preferred Stock or Common Stock held by the Company in its treasury. All issued and outstanding shares of capital stock have been duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights. The Company will reserve that number of shares of Common Stock sufficient for issuance upon conversion of the shares of Series A Preferred Stock being issued and sold pursuant to this Agreement. As of the close of business on the day immediately preceding the date hereof, (x) options to purchase an aggregate of 12,717,208 shares of Common Stock are outstanding, (y) no shares of Restricted Stock are outstanding under the Company Stock Plans and (z) 175,820 Restricted Stock Units are outstanding (pursuant to which no underlying shares of Common Stock have been issued), in each case, under the Company Stock Plans. As of the close of business on the day immediately preceding the date hereof, there are 16,160,953 shares of Common Stock reserved for issuance under the Company Stock Plans. As of the close of business on the day immediately preceding the date hereof, 4,667 units, consisting of one share of Common Stock and one-half of one warrant, are outstanding. As of the close of business on the day immediately preceding the date hereof, warrants to purchase an aggregate of 18,125,590 shares of Common Stock are outstanding. Other than as provided in this Agreement or any other Transaction Document, there are no other outstanding rights, options, warrants, preemptive rights, rights of first offer, or similar rights for the purchase or acquisition from the Company of any securities of the Company, nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights or rights of first offer. There are no outstanding rights or obligations of the Company to repurchase or redeem any of its equity securities. The respective rights, preferences, privileges, and restrictions of the shares of Common Stock and any other class of capital stock of the Company are as stated in the Company Charter Documents.

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4.7           Compliance with Other Instruments. The Company is not in violation or default of any provision of the Company Charter Documents. The execution, delivery, and performance of and compliance with this Agreement and any other Transaction Document to which it is a party, and the issuance and sale of the Purchased Shares will not (i) result in any default or violation of the Company Charter Documents, (ii) result in any default or violation of any agreement relating to its Indebtedness or under any mortgage, deed of trust, security agreement or lease to which it is a party or in any default or violation of any material judgment, order or decree of any Governmental Authority or (iii) be in conflict with or constitute, with or without the passage of time or giving of notice, a default under, require any consent or waiver under, result in the acceleration of any vesting or any right under, create in any party the right to accelerate, terminate, modify, cancel or require any notice or payment under any material Contract, Company Plan, mortgage, or other arrangement to which the Company or any Company Subsidiary is party or otherwise result in any encumbrance or charge upon any of the properties or assets of the Company or any Company Subsidiary or the suspension, revocation, impairment or forfeiture of any material permit, license, authorization, or approval applicable to the Company or any Company Subsidiary, its business or operations, or any of its assets or properties.

4.8           Material Adverse Effect. As of the date of this Agreement, neither the Company nor any Company Subsidiary has sustained since March 31, 2018 any material loss or interference with the business of the Company and the Company Subsidiaries, taken as a whole, from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, or any development involving a prospective Material Adverse Effect, in or affecting the general affairs, management, financial position, shareholders' equity or results of operations of the Company and the Company Subsidiaries taken as a whole.

4.9           Properties; Assets. The Company and the Company Subsidiaries have good and marketable title in fee simple to all real property and good and valid title to all personal property owned by them, in each case free and clear of all Liens except as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Company Subsidiaries; and any real property and buildings held under lease by the Company and the Company Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Company and the Company Subsidiaries.

4.10         Material Contracts. Neither the Company nor any of the Company Subsidiaries is in violation or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any material Contract to which it is a party or by which it or any of its properties may be bound.

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4.11         Intellectual Property. The Company and the Company Subsidiaries own or have the right to use pursuant to license, sublicense, agreement or permission all patents, patent applications, trademarks, service marks, trademark and servicemark applications, trade names, copyrights, trade secrets, domain names, know-how, information, software, intellectual property, and proprietary rights ("Intellectual Property") necessary for their business as described in the Filed SEC Reports, in each case except where the failure to own or have such right, individually or in the aggregate, have not had, or are not reasonably likely to have, a material impact on the Company and the Company Subsidiaries taken as a whole. To the Knowledge of the Company, all material registered Intellectual Property owned by the Company and the Company Subsidiaries is valid and enforceable. The Company and the Company Subsidiaries have taken all reasonable steps necessary to protect and maintain the material Intellectual Property they purport to own and to secure assignment of such Intellectual Property from its employees and contractors, as applicable. To the Knowledge of the Company the operation of the businesses of the Company and the Company Subsidiaries has not in the last two (2) years infringed, misappropriated, or otherwise violated, and does not infringe, misappropriate, or otherwise violate the Intellectual Property of any other Person. Neither the Company nor any of the Company Subsidiaries has received any written or, to the Knowledge of the Company, oral communications alleging that the Company or any of the Company Subsidiaries has infringed, misappropriated, or otherwise violated the Intellectual Property of any other Person, in each case other than any such infringement, misappropriation, or other violation which, individually or in the aggregate, have not had, or are not reasonably likely to have, a material impact on the Company and the Company Subsidiaries taken as a whole. The Company and the Company Subsidiaries have taken reasonable measures to prevent the unauthorized dissemination or publication of their confidential information and, to the extent contractually required to do so, the confidential information of third parties in their possession. To the Knowledge of the Company in the last three (3) years neither the Company nor any of the Company Subsidiaries has experienced any incident in which confidential or sensitive information, payment card data, personally identifiable information, or other protected information relating to individuals was or may have been stolen or improperly accessed, including any breach of security and neither the Company nor any of the Company Subsidiaries has received any written notices or complaints from any Person with respect thereto, in each case except where any such incident, individually or in the aggregate, have not had, or are not reasonably likely to have, a material impact on the Company and the Company Subsidiaries taken as a whole.

4.12         Internal Controls. To the extent such requirements are applicable to the Company, the Company and the Company Subsidiaries maintain a system of internal accounting control over financial reporting (as such term is defined in Rule 12a-15(f) under the Exchange Act) that complies with the Exchange Act and has been designed by the Company's principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with GAAP. Neither the Company nor, to the Knowledge of the Company, the Company's independent registered public accounting firm, has identified or been made aware of "significant deficiencies" or "material weaknesses" (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company's internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect the Company's ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated.

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4.13         Financial Statements; Controls.

(a)               The consolidated financial statements and schedules of the Company, and the related notes thereto, included in the Filed SEC Reports complied as to form, as of their respective filing dates with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, and present fairly in all material respects the consolidated financial position of the Company as of the respective dates of such financial statements and schedules, and the consolidated results of operations and cash flows of the Company for the respective periods covered thereby (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments). Such statements, schedules and related notes have been prepared in accordance with GAAP, as certified by KPMG LLP or Marcum LLP, as applicable, (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X).

(b)               Neither the Company nor any of the Company Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date hereof, to be reflected on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of the Company and the Company Subsidiaries as of March 31, 2018 (the "Balance Sheet Date") included in the Filed SEC Reports, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise incurred in connection with the Transactions, (iv) as related to Taxes, (v) that have been discharged or paid prior to the date of this Agreement or (vi) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)               The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company and the Company Subsidiaries is made known to the Company's principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective.

(d)               There are no contracts, other documents or other agreements required to be described in the Filed SEC Reports or to be filed as exhibits to the Filed SEC Reports by the Exchange Act or by the rules and regulations thereunder which have not been described or filed (or incorporated by reference from prior filings under the Exchange Act to the extent permitted) as required.

(e)               The Company is in compliance with all provisions of the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated thereunder or implementing the provisions thereof that are in effect and with which the Company is required to comply.

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4.14         Exchange Act Reporting. The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act on or after May 20, 2015. Each of the Filed SEC Reports complied in all material respects with the applicable requirements of the Exchange Act and any rules and regulations promulgated thereunder. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Filed SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Filed SEC Reports.

4.15         Compliance with Laws. The Company and the Company Subsidiaries (a) are in compliance with, and conduct their respective businesses in conformity with, all applicable foreign, federal, state and local laws and regulations, except where the failure to so comply or conform has not had, or is not reasonably likely to have, a material impact on the Company and the Company Subsidiaries taken as a whole and (b) possess all licenses, franchises, permits, certificates, approvals, orders and authorizations from Governmental Authorities required by Law necessary for the Company to conduct its business as currently conducted or currently planned by the Company and the Company Subsidiaries (each, a "Company Permit"), except where the failure to possess such documents, individually or in the aggregate, has not had, or is not reasonably likely to have, a material impact on the Company and the Company Subsidiaries taken as a whole; and neither the Company nor any of the Company Subsidiaries has received any verbal or written notice of any proceeding relating to the revocation or modification of, or non-compliance with, any material certificate, authorization, permit, clearance or approval.

4.16         Anti-Corruption Compliance. Neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company, any Affiliates, directors, officers, employees, agents or Representatives of the Company or of any of the Company Subsidiaries, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any "government official" (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Company and the Company Subsidiaries and Affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representations and warranties contained herein.

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4.17         Employment and Labor Matters.

(a)               Each Company Plan is and has been established, maintained, funded and administered in compliance in all material respects with the terms of each Company Plan and with ERISA, the Code and all applicable Laws. No Company Plan is subject to Title IV of ERISA, and none of the Company, any Company Subsidiary or any ERISA Affiliate has sponsored, maintained, contributed to, been required to contribute to, or had any liability or obligation under or with respect to any plan that is or was subject to Title IV of ERISA. No Company Plan is a "multiemployer plan" (as such term is defined in Section 3(37) of ERISA. Each Company Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, the trust thereunder is exempt from taxation, and has received a current favorable determination letter or opinion letter from the Internal Revenue Service on which it can rely, and nothing has occurred, whether by action or by failure to act, which would adversely affect such qualification or tax-exempt status. Neither the Company nor any Company Subsidiary has any liability or obligation on account of at any time being considered a single employer with any other Person under Section 414 of the Code. There has been no prohibited transaction (as defined in Section 4795 of the Code or Section 406 of ERISA) or breach of fiduciary duty (as determined under ERISA) with respect to any Company Plan.

(b)               No material labor dispute exists or, to the Knowledge of the Company, is imminent with respect to any of the employees of the Company or the Company Subsidiaries which would reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole. The Company is in compliance with all Laws relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole.

(c)               The Company is not a party to any collective bargaining agreement. The Company believes that its relations with its employees are as disclosed in the Filed SEC Reports. No current executive officer of the Company has notified the Company that such officer intends to leave the Company or otherwise terminate such officer's employment with the Company. No executive officer of the Company is in violation of any material term of any employment Contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company to any liability with respect to any of the foregoing matters.

4.18         Tax. The Company (i) has prepared and filed all foreign, federal and state income and all other Tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all Taxes and other governmental assessments and charges that are material in amount, whether or not shown on such returns, reports and declarations, except those being contested in good faith, with respect to which adequate reserves have been set aside on the books of the Company and (iii) has set aside on its books provisions reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such returns, reports or declarations apply, except, in the case of clauses (i) and (ii) above, where the failure to so pay or file any such Tax, assessment, charge or return would not reasonably be expected to be material to the Company and the Company Subsidiaries. Other than in connection with accrued state sales taxes that may be owed, there are no unpaid taxes in any material amount claimed in writing to be due by the taxing authority of any jurisdiction. No (x) U.S. federal tax audits or (y) administrative or judicial Tax proceedings with respect to U.S. federal tax are pending or being conducted with respect to the Company or the Company Subsidiaries. Neither the Company nor the Company Subsidiaries is a party to or bound by any Tax allocation or sharing agreement other than customary agreements the primary purpose of which is unrelated to Taxes. Neither the Company nor the Company Subsidiaries (A) has been a member of an "affiliated group" filing a consolidated federal income Tax return (other than a group the common parent of which was Company) or (B) has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, otherwise by operation of Law or by contract. Within the last two (2) years, neither the Company nor the Company Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361. The Company has given the Investors an opportunity to review correct and complete copies of all Tax Returns filed with respect to taxable periods ending after December 31, 2013.

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4.19         Insurance. The Company and each of the Company Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; and neither the Company nor any of the Company Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not be reasonably likely to have a material impact on the Company and the Company Subsidiaries taken as a whole.

4.20         Related Party. There are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees or Indebtedness by the Company or any of the Company Subsidiaries to or for the benefit of any of the executive officers or directors of the Company.

4.21         Brokers and Other Advisors. No agent, broker, investment banker, finder, financial advisor, firm or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission or reimbursement of expenses in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

4.22         Vote Required. The Company Stockholder Approval is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries that is required under the rules and regulations of the SEC, the DGCL or NASDAQ to approve the Transactions and the consummation thereof.

4.23         Anti-Takeover Provisions. The Company and the Board have taken all necessary action, if any, to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company Charter Documents or the laws of the State of Delaware that is applicable to the Investors as a result of the Investors and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including, without limitation, as a result of the Company's issuance of the Purchased Shares pursuant hereto or upon the conversion of the Series A Preferred Stock and the Investors' ownership of the Purchased Shares.

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5.             Representations and Warranties of the Investors. Each Investor represents and warrants, severally and not jointly and severally, to the Company that:

5.1           Private Placement.

(a)               Such Investor is (i) an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act; (ii) aware that the sale of the Purchased Shares to it are being made in reliance on a private placement exemption from registration under the Securities Act and (iii) acquiring the Purchased Shares for its own account.

(b)               Such Investor understands and agrees that the Purchased Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that such Purchased Shares have not been and, except as contemplated by the Registration Rights Agreement, will not be registered under the Securities Act and that such Purchased Shares may be offered, resold, pledged or otherwise transferred only (i) in a transaction not involving a public offering, (ii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iii) pursuant to an effective registration statement under the Securities Act or (iv) to the Company or one of the Company Subsidiaries, in each of cases (i) through (iv) in accordance with any applicable state and federal securities laws, and that it will notify any subsequent purchaser of Purchased Shares from it of the resale restrictions referred to above, as applicable.

(c)               Such Investor understands that, unless sold pursuant to a registration statement that has been declared effective under the Securities Act or in compliance with Rule 144 thereunder, the Company may require that the Purchased Shares will bear a legend or other restriction substantially to the following effect (it being agreed that if the Purchased Shares are not certificated, other appropriate restrictions shall be implemented to give effect to the following):

"THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT"), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN A TRANSACTION NOT INVOLVING A PUBLIC OFFERING, (II) PURSUANT TO ANY OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (IV) TO THE COMPANY OR ANY COMPANY SUBSIDIARY, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE."

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(d)               Such Investor (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Purchased Shares and (ii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment.

(e)               Such Investor acknowledges that (i) it has conducted its own investigation of the Company and the terms of the Purchased Shares and (ii) it has had access to the Company's public filings with the SEC and to such financial and other information as it deems necessary to make its decision to purchase the Purchased Shares, each as it deemed sufficient in connection with the decision to purchase the Purchased Shares. Such Investor further acknowledges that it has had such opportunity to consult with its own counsel, financial and tax advisors and other professional advisers as it believes is sufficient for purposes of the purchase of the Purchased Shares. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 4 of this Agreement or the right of such Investor to rely on such representations and warranties.

(f)                Such Investor understands that the Company will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

(g)               Such Investor is a U.S. Person.

(h)               Except for the representations and warranties contained in Section 4 of this Agreement (including any references in such Section to the Filed SEC Reports), such Investor acknowledges that neither the Company nor any Person on behalf of the Company makes, and such Investor has not relied upon, any other express or implied representation or warranty with respect to the Company or any Company Subsidiaries or with respect to any other information provided to such Investor in connection with the Transactions.

5.2           Organization. Such Investor is duly organized and is validly existing in the jurisdiction of its organization.

5.3           Governmental Consents. No consent, approval, order, or authorization of, or registration, qualification, declaration, or filing with, any federal, state, or local Governmental Authority on the part of such Investor is required in connection with the purchase of the Purchased Shares (and the Purchased Shares issuable upon the conversion of the shares of Series A Preferred Stock) or the consummation of any other transaction contemplated by this Agreement, except for the following: (i) the compliance with applicable state securities laws, which compliance will have occurred within the appropriate time periods; and (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and Transactions.

5.4           Authorization; Enforceability. Such Investor has full right, power, authority and capacity to enter into this Agreement and any other Transaction Documents to which it is a party and to consummate the Transactions. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary action on the part of such Investor, and this Agreement and the other Transaction Documents have been, duly executed and delivered by such Investor and, assuming due authorization, execution and delivery of this Agreement and the other Transaction Documents by the Company, will constitute valid and binding obligation of such Investor, enforceable against it in accordance with its terms.

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5.5           No Default or Violation. The execution, delivery, and performance of and compliance with this Agreement and any other Transaction Documents to which such Investor is a party, and the issuance and sale of the Purchased Shares and will not (i) result in any default or violation of the certificate of incorporation, bylaws, limited partnership agreement, limited liability company operating agreement or other applicable organizational documents of such Investor, (ii) result in any default or violation of any agreement relating to its material Indebtedness or under any mortgage, deed of trust, security agreement or lease to which it is a party or in any default or violation of any material judgment, order or decree of any Governmental Authority or (iii) be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision, or result in the creation of any Lien upon any of the properties or assets of such Investor pursuant to any such provision, or the suspension, revocation, impairment or forfeiture of any material permit, license, authorization, or approval applicable to such Investor, its business or operations, or any of its assets or properties pursuant to any such provision, except in the case of clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of such Investor to consummate the Transactions.

6.             Conditions to the Investors' Obligations at Closing. The obligation of the Investors to purchase the Purchased Shares at the Closing is subject to the fulfillment or waiver (if permissible by applicable Law) as of the Closing of each of the following conditions:

6.1              No Law, injunction (including the filing of any petition seeking an injunction against the Company in a matter that is pending as of the date hereof), judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, "Restraints") shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Transaction.

6.2              The representations and warranties of the Company set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent that such representation and warranty expressly speaks only as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct would not have a Material Adverse Effect; provided, however, that, notwithstanding the foregoing, each of the representations and warranties set forth in Section 4.2, Section 4.4, Section 4.5 and Section 4.6 (except for the issuance of shares of Common Stock required to be issued upon the exercise of options, RSUs or warrants of the Company outstanding on the date hereof and the grant of any options or RSUs under any Company Stock Plan existing on the date hereof (or any agreement thereunder) in the ordinary course of business) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date, and the Investors shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

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6.3              The Company shall have performed in all material respects all obligations, agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and the Investors shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

6.4              Since the date of this Agreement, there shall not have been any occurrence, event, change, effect or development that has had, would have, or would reasonably be expected to have, a Material Adverse Effect.

6.5              Prior to, or simultaneous with, the Closing, the Company shall have adopted and filed with the Secretary of State of the State of Delaware the Series A Certificate of Designations and the Series A Certificate of Designations will be in full force and effect.

6.6              The Company shall have executed and delivered the Registration Rights Agreement in the form attached as Exhibit A hereto.

6.7              The Company shall have executed and delivered a secured promissory note in the form attached as Exhibit D hereto (collectively, the "Secured Promissory Notes") to each Investor.

6.8              The Company shall have executed and delivered to each Investor a confidentiality agreement, in such form as agreed by the Company and the Investors as of the date hereof.

6.9              The Company shall have executed and delivered the Security Agreement and shall have filed all UCC-1s contemplated by the Security Agreement.

6.10            The Company Stockholder Approval shall have been obtained.

6.11            The Company shall have delivered a payoff letter for the Colbeck Financing Agreement in form and substance reasonably acceptable to the Investors.

6.12            The Company shall not have received any notice of delisting from the NASDAQ Stock Market.

6.13            The Company shall not have settled or agreed to settle, (i) any Proceeding, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any Proceeding that relates to the Transactions; in each case other than settlements involving only the payment of money damages of less than $10,000,000 or that are otherwise fully covered by insurance (in each case other than the Proceeding set forth on Section 6.13 of the Disclosure Letter).

6.14            The Company shall not have entered into any agreement that contemplates any transactions that if consummated would result in a "Change of Control" as defined in the Series A Certificate of Designations.

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7.             Conditions to the Company's Obligations at Closing. The obligations of the Company to issue, sell and deliver to the Investors the Purchased Shares at the Closing are subject to the fulfillment or waiver (if permissible by applicable Law) as of the Closing of each of the following conditions, and for the avoidance of doubt, such obligations of the Company in respect of any Investor shall be subject to the following in respect of all of the Investors:

7.1              No Restraint shall be in effect enjoining, restraining, preventing or prohibiting consummation of Transactions.

7.2              The representations and warranties of each Investor set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality, shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by the Investors of the Transactions.

7.3              The Investors shall have performed in all material respects all obligations, agreements and covenants required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of the Investors by an executive officer of the Investors to such effect.

7.4              The Investors shall have executed and delivered the Registration Rights Agreement in the form attached as Exhibit A hereto.

7.5              Each Investor shall have executed and delivered a Secured Promissory Note.

7.6              Each Investor shall have executed and delivered a confidentiality agreement, in such form as agreed by the Company and the Investors as of the date hereof.

7.7              VPC shall have executed and delivered the Security Agreement.

8.             Covenants. The Company and each Investor hereby covenant and agree as follows:

8.1              Use of Proceeds. The Company shall apply the net proceeds from the issuance and sale of the Purchased Shares in the following order: (i) first, the repayment of all outstanding Indebtedness under the Colbeck Documents, (ii) second, to repay all various fees and expenses under the Colbeck Documents, and (iii) third, the payment of fees and expenses in connection with the Transactions.

8.2              Reservation of Common Stock; Issuance of Shares of Common Stock. For as long as any shares of Series A Preferred Stock are outstanding, the Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock or shares of Common Stock held in treasury by the Company, for the purpose of effecting the conversion or redemption of the shares of Series A Preferred Stock, the full number of shares of Common Stock then issuable upon the conversion of all shares of Series A Preferred Stock (after giving effect to all anti-dilution adjustments) then outstanding. All shares of Common Stock issued upon conversion of the shares of Series A Preferred Stock shall be newly issued shares or shares held in treasury by the Company, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, shall be listed or quoted for trading on the Nasdaq Stock Market or any other U.S. national securities exchange on which the Common Stock is traded (if any), and shall be free from preemptive rights and free of any Lien or adverse claim.

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8.3           Transfer Taxes. The Company shall bear 50% and the Investors shall severally (pro rata based on the number of Purchased Shares to be purchased hereunder) bear the remaining 50% of any and all documentary, stamp or similar issue or transfer Taxes due on the issue of the Purchased Shares and Common Stock at Closing and the issue of shares of Common Stock upon conversion of the shares of Series A Preferred Stock.

8.4           Public Disclosure. On the date of this Agreement, or within 24 hours thereafter, the Company may elect to issue a press release in a form mutually agreed to by the Company and each of the Investors. No other written release, announcement or filing concerning the purchase of the Purchased Shares or the Transactions shall be issued, filed or furnished, as the case may be, by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release, announcement or filing as may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall, to the extent reasonably practicable, allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, each party hereto shall be allowed to disclose the terms of this Agreement and the transactions contemplated hereby (but not any non-public information provided in diligence or pursuant to the information rights granted pursuant to this Agreement) (i) to its and its Affiliates' authorized representatives and employees, (ii) in connection with summary information about such Person's or their Affiliates' financial condition, (iii) to any of its Affiliates' auditors, attorneys, financing sources, limited partners, potential investors or other agents, or (iv) to any bona fide prospective purchaser of the equity or assets such Person or its Affiliates provided that in the case of disclosures made pursuant to clauses (i) through (iv), the recipient is informed of the confidential nature of such information.

8.5           Nasdaq Listing; CUSIP. For as long as (i) any shares of Series A Preferred Stock are outstanding, or (ii) any principal amount is outstanding under the Secured Promissory Notes, the Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions necessary to cause the Company to remain in compliance with the rules and regulations of the Nasdaq Stock Market and to otherwise maintain the Company's listing on the Nasdaq Stock Market, and each of the Investors shall reasonably cooperate with the Company, at the Company's expense, in connection with the foregoing, including providing to the Company or the Nasdaq Stock Market such information reasonably requested by the Company that is necessary in connection therewith. The Company shall obtain a CUSIP for the Series A Preferred Stock no later than five (5) days after the date hereof.

8.7           Stockholder Approval.

(a)               As promptly as reasonably practicable after the execution of this Agreement, the Company shall prepare a proxy statement relating to the Company Stockholders' Meeting (as amended or supplemented from time to time, the "Proxy Statement") in preliminary form and file it with the SEC. The Board shall make the Company Board Recommendation to the Company's stockholders and shall include such recommendation in a proxy statement. Each Investor shall provide to the Company all information concerning such Investor and its respective Affiliates as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC. Each of the Company and each Investor shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent such information shall have become false or misleading in any material respect. The Company shall notify the Investors promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement and shall supply the Investors with copies of all written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. The Company shall use commercially reasonable efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC, and shall use commercially reasonable efforts to cause the Proxy Statement to be disseminated to its stockholders as promptly as reasonably practicable after the resolution of any such comments. Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide the Investors with a reasonable opportunity to review and to propose comments on such document or response, which the Company shall consider in good faith.

(b)               Subject to Section 8.7(a), the Company shall take all necessary actions in accordance with applicable Law, the Company Charter Documents and the rules of NASDAQ to duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment, recess or postponement thereof, the "Company Stockholders' Meeting") for the purpose of obtaining the Company Stockholder Approval, as soon as reasonably practicable and in any event not more than 10 days following the mailing of the Proxy Statement after the SEC confirms that it has no further comments on the Proxy Statement, and, prior to the termination of this Agreement in accordance with its terms, shall not submit any Alternative Transaction for approval or adoption by the stockholders of the Company. The Company shall use commercially reasonable efforts to obtain the Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may, in its sole discretion, adjourn, recess, or postpone the Company Stockholders' Meeting (i) after consultation with the Investors, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders' Meeting, (ii) if as of the time for which the Company Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders' Meeting or (iii) to solicit additional proxies if the Company reasonably believes it may be necessary to obtain the Company Stockholder Approval.

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8.8           Blue Sky. The Company shall make all filings and reports relating to the offer and sale of the Purchased Shares required under applicable securities or "Blue Sky" laws of the states of the United States following the Closing Date.

8.9           No Integration. The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Purchased Shares in a manner that would require the registration under the Securities Act of the sale of the Purchased Shares to the Investors pursuant to this Agreement or any other Transaction Document, or that will be integrated with the offer or sale of the Purchased Shares for purposes of the rules and regulations of any securities exchange such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

8.10         Acknowledgment of Dilution. The Company acknowledges that the issuance of the Purchased Shares may result in dilution of the outstanding shares of Common Stock.  The Company further acknowledges that its obligations under the Transaction Documents, including its obligation to issue the Purchased Shares pursuant to the Agreement and issue shares of Common Stock upon the conversion of the Series A Preferred Stock are, subject to the terms of this Agreement, unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against any Investor and regardless of the dilutive effect that such issuance may have on the ownership of the other shareholders of the Company.

8.11         Investor Consents. For so long as (i) the Investors, together with their respective Affiliates, beneficially own in aggregate at least 7,000 shares of Series A Preferred Stock (subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization) or (ii) at least $7,000,000 in aggregate principal amount outstanding under the Secured Promissory Notes, the Company shall not, without the prior written consent of Investors owning in the aggregate in excess of 50% of (x) the then outstanding shares of Series A Preferred Stock held by Investors or (y) the principal amount outstanding under the Secured Promissory Notes, as applicable, incur any Indebtedness other than Permitted Indebtedness.

8.12         Information Rights. For so long as an Investor, together with one or more of its Affiliates, beneficially owns (i) at least 7,000 shares of Series A Preferred Stock (subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization) or (ii) at least $7,000,000 in aggregate principal amount outstanding under the Secured Promissory Notes, and provided that the requesting Investor is subject to customary confidentiality obligations regarding any confidential information received from or regarding the Company substantially similar to the confidentiality agreements to be entered into by the Investors as of Closing (collectively, “Confidentiality Obligations”), the Company shall permit such Investor and its designated representatives, at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company and its Subsidiaries and to discuss the affairs, finances and condition of the Company or any of its Subsidiaries with the officers of the Company or any of its Subsidiaries, including, for the avoidance of doubt, at least one meeting each quarter with the Company's management, provided that such information shall exclude all books and records, correspondence, documentation and other materials that is subject to attorney-client privilege or work product doctrine (provided further, in each case, that the Company will use commercially reasonable efforts to make such disclosure that is practicable to be made in a manner that preserves such attorney-client privilege or work product doctrine).

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8.13         Tax Related Covenants. Absent a change in Law or a contrary determination (as defined in Section 1313(a) of the Code), the Investor and the Company shall not (A) for any United States federal income Tax reporting or withholding Tax purposes treat the (I) the Series A Preferred Stock as "preferred stock" for purposes of Section 305 of the Code and the Treasury Regulations promulgated thereunder or (II) the Series A Preferred Stock as receiving a taxable dividend with respect to a dividend paid in kind or for any dividend that accrued but remains unpaid for purposes Section 305 of the Code and Treasury Regulation promulgated thereunder or (B)  take any other Tax position that would result in the Series A Preferred Stock having a taxable  dividend for United States federal income Tax purposes with respect to any accrual of a dividend or a dividend paid in kind.

8.14         Exclusivity. From and after the execution of this Agreement and through the earlier of the Closing or the valid termination of this Agreement in accordance with its terms, the Company shall not, and shall procure that its Affiliates and Representatives do not and will not, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any Alternative Transaction (it being understood that if the Company receives an unsolicited Alternative Transaction proposal that was not received in violation of this Section 8.14, the Company may respond to, and engage in discussions with, the party making such Alternative Transaction proposal) or (ii) enter into, or undertake to enter into any Contract for an Alternative Transaction, or otherwise requiring it to abandon, terminate or fail to consummate the issuance of the Purchased Shares or the Transactions. From and after the execution of this Agreement and through the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company, its Affiliates and its and their Representative shall promptly advise the Investors in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to an Alternative Transaction (including the specific terms thereof and the identity of the other individual or entity or individuals or entities involved) and promptly furnish to the Investors a copy of any such written proposal in addition to a copy of any information provided to or by any third party relating thereto. Any breach of the terms of this Section 8.14 by any Affiliate or Representative of the Company (as if it were a party hereto) shall be deemed a breach by the Company.

8.15         Conduct of Business. Except as expressly permitted or required by this Agreement, as required by applicable Law, during the period from the date of this Agreement until the earlier of (x) termination of this Agreement in accordance with Section 9.1 and (y) the Closing, unless the Investors otherwise consent in writing, the Company shall, and shall cause the Company Subsidiaries to, conduct their businesses only in the ordinary course of business in all material respects consistent with past practice. Without limiting the foregoing, except as set forth in the Disclosure Letter, as expressly permitted or required by this Agreement, as required by applicable Law or as consented to in writing by the Investors, the Company shall not, and shall not permit any of the Company Subsidiaries to, between the date of this Agreement and the earlier to occur of the termination of this Agreement in accordance with Section 9.1 and the Closing, take any of the following actions:

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(a)               take any action that, if taken immediately following the Closing, would require the approval of the holders of a majority of the Series A Preferred Stock (on an as-converted basis, including any shares of Common Stock issued upon the conversion thereof) that is held by the Investors or any of their respective Affiliates;

(b)               establish a record date for, declare, set aside for payment or make payment in respect of, any dividend or other distribution upon any shares of capital stock of the Company;

(c)               create, issue, sell or grant or authorize the issuance, sale or grant of any equity securities of the Company or any of the Company Subsidiaries with rights or preferences senior to, or pari passu with, the Series A Preferred Stock;

(d)               enter into any transaction that, if consummated, would cause the Company to be delisted from the NASDAQ Stock Market or prohibit the Company from being listed or quoted for trading on any other U.S. national securities exchange; provided, however, that this clause (d) shall not apply to any transaction that is a "Change of Control" as defined in the Series A Certificate of Designations;

(e)               amend or propose to amend the Company Charter Documents or the Subsidiary Charter Documents in a manner that is materially adverse to the rights and preferences of the Series A Preferred Stock;

(f)                take any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions; or

(g)               agree, resolve or commit to take any of the foregoing actions.

8.16         Contractual Restrictions. For as long as any shares of Series A Preferred Stock are outstanding, neither the Company nor its Subsidiaries will enter into any Contract that would prohibit or limit the Company's ability to pay dividends on the Series A Preferred Stock or to redeem or effect the conversion of the Series A Preferred Stock in accordance with the Series A Certificate of Designations.

8.17         Access to Information. Prior to the Closing, upon reasonable notice and during normal business hours, the Company shall, and shall cause the officers and employees of the Company, to (a) afford the officers, employees and authorized agents and representatives of the Investors subject to Confidentiality Obligations reasonable access to the employees, offices, properties, books and records of the Company and (b) furnish to the officers, employees and authorized agents and representatives of the Investor subject to Confidentiality Obligations such additional financial and operating data and other information regarding the assets, properties and business of the Company as the Investors may from time to time reasonably request in order to assist the Investors in fulfilling its obligations under this Agreement and to facilitate the consummation of the Transactions; provided, however, (i) any such access shall be conducted in such a manner as not to interfere unreasonably with the operations or business activities of the Company; and (ii) the Company shall not be required to so confer, afford such access or furnish such copies or other information to the extent that doing so would contravene any Law, result in the breach of any confidentiality or similar agreement to which the Company is a party, the loss of protectable interests in trade secrets, or the loss of attorney-client privilege (provided that the Company shall use its reasonable efforts to allow for such access or disclosure in a manner that does not result in a breach of such agreement or a loss of attorney-client privilege, including using commercially reasonable efforts to obtain the required consent of any applicable third party or through the use of a "clean team"). The representations, warranties, agreements, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Investor, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, the Investor or any of its Representatives.

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8.18          Commercially Reasonable Efforts.

(a)               Subject to the terms and conditions set forth in this Agreement, (i) the Company shall and shall cause its Affiliates to, use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to ensure that the conditions set forth in Section 6 are satisfied, and to consummate the Transactions as promptly as practicable, and (ii) each Investor shall and shall cause its Affiliates to, use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to ensure such Investor's conditions set forth in Section 7 are satisfied, and to consummate the Transactions as promptly as practicable, including, in each case, using commercially reasonable efforts to contest (i) any proceeding, judgement, injunction, order or decree of any Governmental Authority brought, or threatened to be brought, by any Governmental Authority seeking to enjoin, restrain, prevent, prohibit or make illegal the consummation of any of the Transactions at the Company's expense and (ii) any proceeding, judgement, injunction, order or decree of any Governmental Authority that enjoins, restrains, prevents, prohibits or makes illegal the consummation of any of the Transactions or imposes any terms or conditions in connection with the Transactions. Each party hereto shall execute and deliver after the Closing such further certificates, agreements and other documents and take such other actions as the other party or parties may reasonably request to consummate or implement the Transactions or to evidence such events or matters.

(b)               Notwithstanding anything to the contrary in this Agreement, nothing in this Section 8.18 shall require the Investors to take any action or to cause any of its Affiliates to take any action, including selling, divesting, conveying, holding separate, or otherwise limiting its freedom of action with respect to any assets, rights, products, licenses, businesses, operations or interests therein, of any Affiliates or any direct or indirect portfolio companies of investment funds advised or managed by one or more Affiliates of such Investor with respect to satisfying the conditions set forth in Section 7.1 or 7.3 or to comply with Section 8.18(a).

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8.19          Notification of Certain Matters.

(a)               Notwithstanding anything else herein to the contrary, from and after the execution of this Agreement and through the earlier of the Closing or the valid termination of this Agreement in accordance with its terms, the Company shall give prompt written notice to each Investor of (i) any notice or other communication from any Person alleging that any consent, waiver or approval from, or notification requirement to, such Person is or may be required in connection with the Transactions, (ii) all effects, changes, events and occurrences arising subsequent to the date of this Agreement which could reasonably be expected to result in any breach of a representation or warranty or covenant of the Company in this Agreement that would, if occurring or continuing on the Closing Date, cause any of the conditions set forth in Section 6 or Section 7 not to be satisfied, and (iii) any effect, change, event or occurrence that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or a Ruling that would be reasonably expected to be materially adverse to the business, assets, liabilities (contingent or otherwise), results of operations or financial condition of the Company.

(b)               Following the date hereof and for so long as the Investors, together with their respective Affiliates, beneficially own in aggregate at least 7,000 shares of Series A Preferred Stock (subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization) or at least $7,000,000 in aggregate principal amount outstanding under the Secured Promissory Notes, the Company shall give to each Investor then holding shares of Series A Preferred Stock, subject to Confidentiality Obligations, written notice (i) no less than forty-five (45) days prior to the entry into a potential settlement agreement, plea bargain or out-of-court resolution of a Proceeding, the resolution of which would involve money damages payable by the Company in an amount exceeding $50,000,000 after giving effect to any insurance coverage and proceeds, (ii) no less than thirty (30) days prior to the entry into any other potential settlement agreement, plea bargain or out-of-court resolution of a Proceeding, other than such Proceedings, the resolution of which involve only the payment of money damages of less than $5,000,000 after giving effect to any insurance coverage and proceeds and (iii) of a Ruling that would be reasonably expected to be materially adverse to the business, assets, liabilities (contingent or otherwise), results of operations or financial condition of the Company; provided that in the case of clauses (i) and (ii), to the extent any Governmental Authority offers a settlement or plea bargain with an acceptance timeframe that is less than the applicable notice periods, then the applicable notice periods shall be shortened to the last day of the acceptance timeframe offered by such Governmental Authority. The Company’s obligations pursuant to this Section 8.19(b) shall be subject to applicable law and rules of civil procedure of applicable courts, and any such notifications hereunder shall exclude all correspondence, documentation and other materials that is subject to attorney-client privilege or work product doctrine (provided further, in each case, that the Company will use commercially reasonable efforts to make such disclosure that is practicable to be made in a manner that preserves such attorney-client privilege or work product doctrine).

(c)               Following the date hereof and for so long as the Investors, together with their respective Affiliates, beneficially own in aggregate at least 7,000 shares of Series A Preferred Stock (subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization) or at least $7,000,000 in aggregate principal amount outstanding under the Secured Promissory Notes, the Company shall give to each Investor then holding shares of Series A Preferred Stock, subject to Confidentiality Obligations, written notice of any effect, change, event or occurrence that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect (other than a change, event or occurrence for which the Company has provided notice of such change, event or occurrence pursuant to Section 8.19(b)).

(d)               For the avoidance of doubt, no updated information provided in accordance with this Section 8.19 shall be deemed to cure any breach of any representation, warranty or covenant made in this Agreement or affect any rights under this Agreement or the Transaction Documents.

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8.20         Interested Transactions. If the Company has actual knowledge that an Investor or one of its Affiliates is party to a transaction with the Company that requires the consent of the holders of Series A Preferred Stock (as a class) under any of the Transaction Documents, the vote or consent of holders of a majority of the shares of Series A Preferred Stock who are not, and whose Affiliates are not, a party to the transaction upon which the vote is being taken shall be required to approve such transaction; provided that the foregoing shall not apply to any transaction in which all Investors are party.

8.21         Consent Rights. At any time there are two or more holders of Series A Preferred Stock, any action under any Transaction Document that requires the consent of holders holding at least a majority of the shares of Series A Preferred Stock then outstanding and entitled to vote as a class thereon shall require the consent of at least two unaffiliated holders of Series A Preferred Stock.

9.             Termination.

9.1           Termination of Agreement Prior to Closing. This Agreement may be terminated at any time prior to the Closing:

(a)               by either the Investors or the Company if the Closing shall not have occurred by October 15, 2018 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 9.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b)               if the Company Stockholders' Meeting (including any adjournments or postponements thereof) shall have been held and concluded without the Company Stockholder Approval having been obtained;

(c)               the Investors upon written notice to the Company, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that any of the conditions set forth in Section 6.2, Section 6.3 or Section 6.4 would not be satisfied and such breach or condition is not curable or, if curable, is not cured on or prior to the earlier of (x) the date which is 30 days following written notice thereof is given by the Investors to the Company and (y) the Outside Date;

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(d)               by the Company upon written notice to the Investors, if there has been a breach of any representation, warranty, covenant or agreement made by the Investors in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that any of the conditions set forth in Section 7.2 or Section 7.3 would not be satisfied and such breach or condition is not curable or, if curable, is not cured on or prior to the earlier of (x) the date which is 30 days following written notice thereof is given by the Company to the Investors and (y) the Outside Date;

(e)               by either the Investors or the Company in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and nonappealable; or

(f)                by the mutual written consent of the Investors and the Company.

9.2            Effect of Termination Prior to Closing. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto; provided that nothing herein shall relieve any party hereto from liability for any breach of any covenant of this Agreement; and provided, further, that notwithstanding the foregoing, the terms of Section 10.1, Sections 10.2(b), Section 10.5, Section 10.6, Section 10.7, Section 10.9 and this Section 9.2 shall remain in full force and effect and shall survive any termination of this Agreement.

10.           Miscellaneous.

10.1         Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.2         Specific Enforcement; Jurisdiction.

(a)               The parties agree that irreparable damage would occur and the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as provided in the following sentence. It is accordingly agreed that, the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement from the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), without proof of actual damages, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

(b)               Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 10.2 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 10.7. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

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10.3          Successors and Assigns. Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, (x) prior to the earlier of the Closing or the valid termination of this Agreement in accordance with its terms, by the Company without the prior written consent of each of the Investors and (y) after the Closing, by the Company without the prior written consent of the Investors or their respective Affiliates beneficially owning at least 75% of the shares of Series A Preferred Stock (or shares of Common Stock that were converted from shares of Series A Preferred Stock). Each Investor may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more transferees of the Purchased Shares, provided, that such transfer or assignment shall be made in compliance with applicable law and provided, further that no transfer or assignment, in whole or in part, by operation of Law or otherwise, shall be made of (i) any interests or rights pursuant to this Agreement or (ii) any shares of Preferred Stock, in each case to any Ineligible Assignee.

10.4          No Third-Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including any partner, member, shareholder, director, officer, employee or other beneficial owner of any party, in its own capacity as such or in bringing a derivative action on behalf of a party) shall have any standing as third-party beneficiary with respect to this Agreement or the Transactions.

10.5          No Personal Liability of Directors, Officers, Owners, Etc. No director, officer, employee, incorporator, shareholder, managing member, member, general partner, limited partner, principal or other agent of any Investor or the Company shall have any liability for any obligations of such Investor or the Company, as applicable, under this Agreement or for any claim based on, in respect of, or by reason of, the respective obligations of such Investor or the Company, as applicable, under this Agreement. Each party hereby waives and releases all such liability. This waiver and release is a material inducement to each party's entry into this Agreement.

10.6          Entire Agreement. This Agreement and the other documents delivered pursuant to this Agreement, including the other Transaction Documents, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.

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10.7          Notices. All notices, statements or other documents which are required or contemplated by this Agreement to be given, delivered or made by the Company or the Investors to the other shall be in writing (each a "Notice") and shall be: (a) delivered personally or by commercial messenger; (b) sent via a recognized overnight courier service; (c) sent by registered or certified mail, postage pre-paid and return receipt requested; in each case so long as such Notice is addressed to the intended recipient thereof as set forth below:

if to the Company:	Rimini Street, Inc. 3993 Howard Hughes Parkway, Suite 500 Las Vegas, Nevada 29169 Attention: General Counsel

with a copy to:	Rimini Street, Inc. 3993 Howard Hughes Parkway, Suite 500 Las Vegas, NV 89169 Attention: Andrew Terry, Group Vice President and Associate General Counsel, Corporate

if to VPC:	c/o Victory Park Capital Advisors, LLC 150 North Riverside Plaza, Suite 5200 Chicago, Illinois 60606

Attention:	Charles Asfour
Scott Zemnick, Esq.

with a copy to:	Kirkland & Ellis LLP 300 N LaSalle Chicago, IL 60654

Attention:	Sanford E. Perl, P.C.
Ryan D Harris, P.C.

if to Colbeck:	c/o Colbeck Capital Management 888 Seventh Avenue, 29th Floor New York, NY 10106 Attention: Morris Beyda

with a copy to:	Aequum Law, LLC 555 Madison Avenue, 5th Floor New York, NY 10022 Attention: John J. Altorelli, Esq. and Covington & Burling LLP The New York Times Building 620 Eighth Avenue New York, NY 10018-1405

Attention:	Jeffrey Potash
Amy Wollensack

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if to ASP:	c/o Adam Street Partners, LLC One North Wacker Drive, Suite 220 Chicago, IL 60606
Attention:	David Brett
Alex Kessel

c/o Adam Street Partners, LLC 2500 Sand Hill Road, Suite 100 Menlo Park, CA 94025 Attention: Robin Murray

with a copy to:	Proskauer Rose LLP One International Place Boston, MA 02110-2600 Attention: Ori Solomon DLA Piper LLP 401 Congress Avenue, Suite 2500 Austin, TX 78701-3799 Attention: John J. Gilluly III

if to Radcliff:	c/o The Radcliff Companies 347 Bowery, 2nd Floor New York, NY 10003
Attention:	Eli Goldstein
Evan Morgan

with a copy to:	Latham & Watkins LLP 555 Eleventh Street, NW Suite 1000 Washington, D.C. 20004-1304
Attention:	Paul F. Sheridan, Jr.
J. Cory Tull

if to Kingstown:	c/o Kingstown Capital Management, LP 100 Park Ave #2100 New York, NY 10017 Attention: Patrick Levens

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if to MS:	Morgan Stanley 1585 Broadway, 39th Floor New York, NYC 10036

Attention:	Debra Abramovitz
Aleksandar Nikolic
Ashwin Krishan

Sanne Fund Administration Services, LLC 1359 Broadway, 12th Floor New York, NY 10018

with a copy to:	Proskauer Rose LLP One International Place Boston, MA 02110-2600 Attention: Ori Solomon

Any party may change its address specified above by giving each party Notice of such change in accordance with this Section 10.7. Any Notice shall be deemed given upon actual receipt (or refusal of receipt).

10.8          Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of or acquiescence to any breach or default, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

10.9          Expenses. The Company shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the Transactions and, upon the Closing or valid termination pursuant to Section 9.1, will reimburse each Investor for its reasonable, documented out-of-pocket fees and expenses incurred in connection with the Transactions; provided that Company shall have no obligation to reimburse any Investor for its fees and expenses incurred from and after the date hereof in the event the transactions contemplated by this Agreement are not consummated, and such failure to consummate the transactions contemplated by this Agreement is a result of the failure of any such Investor to fulfill such Investor's conditions set forth in Article 7.

10.10      Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and by at least a majority of the Investors (which prior to Closing shall be based on the number of Purchased Shares to be purchased hereunder, and following Closing shall be based on the number of shares of Series A Preferred Stock then outstanding); provided that any amendment of Sections 2, 6 (other than Section 6.4 and Section 6.12), 7, 8.1, 8.12, 9 (other than Section 9.1(c) as to Section 6.4) and 10.10 of this Agreement (including the amendment of any defined term contained therein or the waiver of any violation thereof by the Company) shall require the written consent of 100% of Investors; provided further, that any waiver of the obligation to deliver notice as provided in Sections 8.12 or 8.19 shall not be valid against any Investor who is subject to Confidentiality Agreement and is not an Ineligible Assignee unless such Investor has provided prior written consent to such waiver, provided, that for the avoidance of doubt, any waiver in respect of Section 6.4, Section 6.12 or Section 9.1(c) as to Section 6.4 (including such provisions that would give rise to a notification obligation by the Company) shall require only a majority of the Investors as determined as provided in the introduction to the first sentence of this Section 10.10; and provided, further, that any amendment of this Agreement that negatively impacts an Investor or group of Investors in a material and disproportionate manner relative to the impact to other Investors shall require the consent of the holders of a majority of the Series A Preferred Stock to be purchased by, or that are held by, such Investor or group of Investors so adversely and materially and disproportionately impacted, as applicable. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding, each future holder of all such securities, and the Company.

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10.11      Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format, each of which may be executed by less than all the parties, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.

10.12      Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.

10.13      Titles and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, Section, Schedule or Exhibit of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to in this Agreement means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. The representations and warranties in this Agreement shall survive the Closing. All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by each of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

RIMINI STREET, INC.

By:	/s/ Seth A. Ravin
Name:	Seth A. Ravin
Title:	Chief Executive Officer

EXHIBIT C TO SECURITIES PURCHASE AGREEMENT

Adams streeT RIMINI AGGREGATOR LLC

By:	Adams Street Partners, LLC
Its:	Manager

By:	/s/ Craig Waslin
Name:	Craig Waslin
Title:	Partner

EXHIBIT D TO SECURITIES PURCHASE AGREEMENT

Adams Street 2007 Direct Fund, L.P.

By:	ASP 2007 Direct Management, LLC
Its:	General Partner

By:	Adams Street Partners, LLC
Its:	Managing Member

By:	/s/ Robin P. Murray
Name:	Robin P. Murray
Title:	Partner

Adams Street 2008 Direct Fund, L.P.

By:	ASP 2008 Direct Management, LLC
Its:	General Partner

By:	Adams Street Partners, LLC
Its:	Managing Member

By:	/s/ Robin P. Murray
Name:	Robin P. Murray
Title:	Partner

Adams Street 2009 Direct Fund, L.P.

By:	ASP 2009 Direct Management, LLC
Its:	General Partner

By:	Adams Street Partners, LLC
Its:	Managing Member

By:	/s/ Robin P. Murray
Name:	Robin P. Murray
Title:	Partner

EXHIBIT D TO SECURITIES PURCHASE AGREEMENT

COLBECK STRATEGIC LENDING MASTER, L.P.

By:	Colbeck Capital Management, LLC
Its:	Investment Manager

By:	/s/ Baabur Khondker
Name:	Baabur Khondker
Title:	Chief Financial Officer

EXHIBIT D TO SECURITIES PURCHASE AGREEMENT

KINGSTOWN PARTNERS MASTER LTD.

By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	Director

kingstown partners ii, l.p.

By:	Kingstown Capital Partners, LLC
Its:	General Partner

By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	Managing Member

ktown, lp

By:	Kingstown Capital Partners, LLC
Its:	General Partner

By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	Managing Member

kingfishers lp

By:	Kingstown Capital Partners, LLC
Its:	General Partner

By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	Managing Member

EXHIBIT D TO SECURITIES PURCHASE AGREEMENT

RADCLIFF RIVER I LLC

By:	Radcliff SPV Manager LLC
Its:	Manager

By:	/s/ Eli Goldstein
Name:	Eli Goldstein
Title:	Manager

EXHIBIT D TO SECURITIES PURCHASE AGREEMENT

vpc special opportunities fund III onshore, l.p.

By:	VPC Special Opportunities Fund III GP, L.P.
Its:	General Partner

By:	VPC Special Opportunities III UGP, LLC
Its:	General Partner

By:	/s/ Scott Zemnick
Name:	Scott Zemnick
Title:	General Counsel

EXHIBIT D TO SECURITIES PURCHASE AGREEMENT

NORTH HAVEN CREDIT PARTNERS II L.P.

By:	MS Credit Partners II GP L.P.
Its:	General Partner

By:	MS Credit Partners GP Inc.
Its:	General Partner

By:	/s/ Ashwin Krishnan
Name:	Ashwin Krishnan
Title:	Managing Director

EXHIBIT D TO SECURITIES PURCHASE AGREEMENT

Exhibit 10.2

LOAN AGREEMENT

This agreement (this “Agreement”) is to confirm and acknowledge that GPIC, Ltd. (“GPIC”) has, prior to the date of this Agreement, loaned to GP Investments Acquisition Corp. (the “Company”) an aggregate of $2,980,631 (“Loan Amount”). The Loan Amount was loaned to the Company pursuant to the commitment letter dated February 2017 (the ‘Commitment Letter”), which provided that GPIC committed to provide loans to the Company up to the amount of $3,400,000.

As evidenced by the execution of this Agreement, the total amount of funds loaned by GPIC to the Company is $2,980,631, being the Loan Amount. The Loan Amount is outstanding pursuant to, and governed by the terms of, this Agreement.

The Loan Amount outstanding under this Agreement is unsecured and non-interest bearing.

It is hereby agreed between GPIC and the Company that the Loan Amount shall become immediately due and payable on the date upon which the outstanding principal amount of all Term Loan (as defined in the Credit Facility) is equal to or less than $95,000,000. As used herein, “Credit Facility” means financing agreement entered into between Rimini Street, Inc. and certain lenders listed therein, Cortland Capital Market Services LLC as administrative agent and collateral agent, and CB Agent Services LLC as origination agent for the lenders, and the other parties named therein, dated as of June 24, 2016, as amended from time to time.

It is also agreed that if the Company does not consummate a business combination (as described in the Company's final prospectus, dated as of May 19, 2015), all amounts loaned to the Company hereunder will be forgiven except to the extent that the Company has funds available to it outside of its trust account established in connection with the Company’s initial public offering.

This Agreement is issued in replacement of and supersedes the Commitment Letter.

This Agreement has been executed on October 6, 2017 by and between:

GP Investments Acquisition Corp.

By:	/s/ Antonio Bonchristiano

Name:	Antonio Bonchristiano

Title:	Chief Executive Officer

[Signature Page to Loan Agreement with GPIC, Ltd.]

GPIC, Ltd.

By:	/s/ Alvaro Lopes

Name:	Alvaro Lopes

Title:	Chief Financial Officer

[Signature Page to Loan Agreement with GPIC, Ltd.]

Exhibit 10.3

AMENDMENT TO LOAN AGREEMENT

This Amendment to Loan Agreement (this “Amendment”) is entered into as of June 10, 2018, by GPIC, Ltd. (“GPIC”) and Rimini Street, Inc. (as successor to GP Investments Acquisition Corp.) (the “Company”).

RECITALS

WHEREAS, GPIC and the Company are parties to that certain Loan Agreement, dated as October 6, 2017 (as may be amended, the “Loan Agreement”), whereby GPIC made a loan to the Company pursuant to the terms and conditions set forth in the Loan Agreement. Capitalized terms used herein but not otherwise defined shall have their respective meaning as set forth in the Loan Agreement.

WHEREAS, GPIC and the Company desire to amend the Loan Agreement pursuant to the terms herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       Amendment to the Loan Agreement. The fourth paragraph of the Loan Agreement is hereby amended and restated in its entirety as follows:

   “It is hereby agreed between GPIC and the Company that the Loan Amount shall become immediately due and payable on January 4, 2019.”

   Except as expressly amended by this Amendment, the Loan Agreement remains unmodified and in full force and effect, and is hereby ratified and confirmed.

2.       Effective Date. This Amendment shall become effective upon the closing of the purchase and sale of common stock and preferred stock pursuant to that certain Securities Purchase Agreement, dated on the date hereof, by and among the Company, VPC Special Opportunities Fund III Onshore, L.P., a Delaware limited partnership, and the other purchasers named therein. Upon any termination of the Securities Purchase Agreement in accordance with its terms, this Amendment shall be null and void.

3.       Miscellaneous. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute a single instrument. Copies of this Amendment may be executed and delivered via ‘PDF’ or other electronic means with the same force and effect as originals.

[Signature Pages Follow]

1

IN WITNESS WHEREOF, the undersigned have, intending to be legally bound hereby, have executed this Amendment, as of the date first set forth above.

Rimini Street, Inc.

By:	/s/ Seth A. Ravin
Name:	Seth A. Ravin
Title:	Chief Executive Officer

[Signature Page to GPIC Loan Amendment]

GPIC, Ltd.

By:	/s/ Antonio Bonchristiano
Name:	Antonio Bonchristiano
Title:	Authorized Officer

[Signature Page to GPIC Loan Amendment]

Exhibit 99.1

Rimini Street Announces $140 Million Refinancing

Transaction unlocks more than $95 million of cash flow over next three years

LAS VEGAS, June 18, 2018 – Rimini Street, Inc. (Nasdaq: RMNI), a global provider of enterprise software products and services, and the leading third-party support provider for Oracle and SAP software products, today announced it has entered into a binding agreement with a syndicate of investors, including a fourth round of equity participation by Rimini Street’s largest shareholder, Adams Street Partners, to refinance its current credit facility with the issuance of $140 million of Series A convertible preferred stock and 2.9 million shares of common stock. Closing is subject to a shareholder vote and certain other customary closing conditions. Holders of a majority of the Company’s common stock have agreed to vote in favor of the transaction, and the Company expects the transaction to close in the third quarter of 2018.

The transaction is expected to unlock more than $95 million of cash flow over the next three years as compared to the current credit facility. The transaction extends the expected financing maturity from 2020 for the current credit facility to 2023 for the new financing, when the preferred equity may be redeemed by the holders in full.

The Series A convertible preferred stock is subject to an original issuance discount of 5%, has a conversion price of $10.00 per common share (representing a 72% premium over the $5.83 closing price per common share on June 15, 2018), a cash dividend of 10% per annum paid quarterly and a payment-in-kind (PIK) dividend of 3% per annum capitalized quarterly. Rimini Street may redeem for cash up to $80 million of the convertible preferred equity under certain circumstances within the initial three years, subject to ‘make whole’ dividends for that period, and after three years may redeem all of the preferred equity or force its conversion into common stock under certain circumstances.

Rimini Street Announces $140 Million Refinancing	page 2

Rimini Street will also issue approximately 2.9 million shares of common stock to the investors, and the redemption obligations of the company will be secured by promissory notes. Additional material terms of the financing, including when the promissory notes may replace the preferred stock, can be found in the Company’s SEC filings.

“Rimini Street has delivered 49 consecutive quarters of revenue growth by providing value-driven, innovative support solutions and exceptional service that meet the support service needs of enterprise software licensees worldwide,” said Seth A. Ravin, Rimini Street CEO. “This $140 million Series A convertible preferred equity transaction achieves one of our stated 2018 financial priorities by replacing our current credit facility with an equity instrument that provides the Company a significantly lower cost of capital over the next three years, and more operational flexibility to invest in new products, services and growth.”

Transaction Advisors

Cowen served as exclusive financial advisor and placement agent to Rimini Street. Gibson Dunn & Crutcher LLP acted as legal counsel to Rimini Street.

About Rimini Street, Inc.

Rimini Street, Inc. (Nasdaq: RMNI) is a global provider of enterprise software products and services, and the leading third-party support provider for Oracle and SAP software products, based on both the number of active clients supported and recognition by industry analyst firms. The Company has redefined enterprise software support services since 2005 with an innovative, award-winning program that enables licensees of IBM, Microsoft, Oracle, Salesforce, SAP and other enterprise software vendors to save up to 90 percent on total support costs. Clients can remain on their current software release without any required upgrades for a minimum of 15 years. Over 1,580 global Fortune 500, midmarket, public sector and other organizations from a broad range of industries currently rely on Rimini Street as their trusted, third-party support provider. To learn more, please visit http://www.riministreet.com, follow @riministreet on Twitter and find Rimini Street on Facebook and LinkedIn. (IR-RMNI)

Rimini Street Announces $140 Million Refinancing	page 3

Investor relations contact:

Dean Pohl

Rimini Street, Inc.

+1 925 523-7636

dpohl@riministreet.com

Media relations contact:

Michelle McGlocklin

Rimini Street, Inc.

+1 925 523-8414

mmcglocklin@riministreet.com

Forward-Looking Statements

Certain statements included in this communication are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “may,” “should,” “would,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “seem,” “seek,” “continue,” “future,” “will,” “expect,” “outlook” or other similar words, phrases or expressions. These forward-looking statements include, but are not limited to, statements regarding our expectations as to timing and successful completion of the equity financing transaction, future events, future opportunities and growth initiatives, , and projections of cost savings. These statements are based on various assumptions and on the current expectations of management and are not predictions of actual performance, nor are these statements of historical facts. These statements are subject to a number of risks and uncertainties regarding Rimini Street’s business, and actual results may differ materially. These risks and uncertainties include, but are not limited to, closing of the financing transaction described herein, changes in the business environment in which Rimini Street operates, including inflation and interest rates, and general financial, economic, regulatory and political conditions affecting the industry in which Rimini Street operates; adverse litigation developments or government inquiry; the final amount and timing of any refunds from Oracle related to our litigation; our ability to refinance existing debt on favorable terms; changes in taxes, laws and regulations; competitive product and pricing activity; difficulties of managing growth profitably; the success of our recently introduced products and services, including Rimini Street Mobility, Rimini Street Analytics, Rimini Street Advanced Database Security, and services for Salesforce Sales Cloud and Service Cloud products; the loss of one or more members of Rimini Street’s management team; uncertainty as to the long-term value of RMNI common stock; and those discussed under the heading “Risk Factors” in Rimini Street’s Annual Report on Form 10-K filed on March 15, 2018, as updated from time to time by Rimini Street’s Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings by Rimini Street with the Securities and Exchange Commission. In addition, forward-looking statements provide Rimini Street’s expectations, plans or forecasts of future events and views as of the date of this communication. Rimini Street anticipates that subsequent events and developments will cause Rimini Street’s assessments to change. However, while Rimini Street may elect to update these forward-looking statements at some point in the future, Rimini Street specifically disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing Rimini Street’s assessments as of any date subsequent to the date of this communication.

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© 2018 Rimini Street, Inc. All rights reserved. “Rimini Street” is a registered trademark of Rimini Street, Inc. in the United States and other countries, and Rimini Street, the Rimini Street logo, and combinations thereof, and other marks marked by TM are trademarks of Rimini Street, Inc. All other trademarks remain the property of their respective owners, and unless otherwise specified, Rimini Street claims no affiliation, endorsement, or association with any such trademark holder or other companies referenced herein.